                                                                    EXHIBIT 2.01


         AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF APRIL 20, 1999
                                  by and among
       Tekelec, Eagle Lonestar Corporation, IEX Corporation, IEX Partners,
             Teknekron Partners II, Gary Crockett and Stephen Lynn

The following Exhibits and Schedules to the Plan have not been filed and shall be furnished to the Commission upon request:

     o Exhibit A (Form of Articles of Merger) sets forth terms for possible inclusion in any Articles of Merger or similar document required to be filed under applicable state law to effect the Merger;

     o Exhibit B (Form of Notes) is included as Exhibit A to the Note and Security Agreement set forth in Exhibit 4.01 to this Form 8-K;

     o Exhibit C (Form of Voting Agreement) is an agreement entered into by Tekelec and each of the Significant Stockholders providing, in part, that each Significant Stockholder vote in favor of the Merger;

     o Exhibit D (Form of Escrow Agreement), as entered into by parties thereto, is described in Item 2 of this Form 8-K;

     o Exhibit E (Form of Non-Competition Agreement), as entered into by parties thereto, is described in Item 2 of this Form 8-K;

     o Exhibit F (Form of Note and Security Agreement), as entered into by parties thereto, is included as Exhibit 4.01 to this Form 8-K; and

     o Schedules 7.7 and 8.5 (Forms of Opinions of Counsel) set forth matters for possible inclusion in legal opinions to be rendered by counsel for parties to the Plan.

                                                               [EXECUTION COPY]

--------------------------------------------------------------------------------





                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                                    TEKELEC,

                                IEX CORPORATION,

                           EAGLE LONESTAR CORPORATION

                                       AND

                         STOCKHOLDERS OF IEX CORPORATION








                                                                 APRIL 20, 1999


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                           Page
                                                                                           ----
1.      PLAN OF REORGANIZATION...............................................................2
        1.1    The Merger....................................................................2
        1.2    Effective Time of the Merger..................................................2
        1.3    Merger Consideration..........................................................2
        1.4    Company Dissenting Shares.....................................................4
        1.5    Surrender of Certificates and Establishment of Escrow.........................5
        1.6    No Further Ownership Rights in Company Common Stock...........................6
        1.7    Lost, Stolen or Destroyed Certificates........................................6
        1.8    Stockholder Representatives...................................................6
        1.9    Additional Effects of the Merger..............................................7
        1.10   Further Assurances............................................................7

2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
        THE STOCKHOLDERS.....................................................................8
        2.1    Organization and Good Standing; Title.........................................8
        2.2    Power, Authorization and Validity.............................................9
        2.3    Capitalization................................................................9
        2.4    Subsidiaries.................................................................10
        2.5    No Conflict..................................................................10
        2.6    Proceedings; Orders..........................................................11
        2.7    Company Financial Statements.................................................12
        2.8    Taxes........................................................................13
        2.9    Title to Properties..........................................................14
        2.10   Absence of Certain Changes...................................................14
        2.11   Agreements and Commitments...................................................16
        2.12   No Default; No Consent Required; No Restrictions.............................17
        2.13   Intellectual Property........................................................18
        2.14   Compliance with Laws.........................................................21
        2.15   Certain Transactions and Agreements..........................................22
        2.16   Employees....................................................................22
        2.17   Corporate Documents..........................................................25
        2.18   No Brokers...................................................................25
        2.19   Bank Accounts................................................................25
        2.20   Insurance....................................................................25
        2.21   Environmental Matters........................................................25
        2.22   Customers....................................................................26
        2.23   Accounts Receivable; Accounts Payable........................................27
        2.24   Voting Agreement; Proxies....................................................27
        2.25   Vote Required................................................................27

        2.26   Board Approval...............................................................27
        2.27   No Existing Discussions......................................................27
        2.28   Year 2000 Compliance.........................................................27
        2.29   Disclosure...................................................................28
        2.30   Knowledge....................................................................28
        2.31   Material Adverse Effect......................................................28

3.      REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..................................28
        3.1    Organization and Good Standing...............................................29
        3.2    Power, Authorization and Validity............................................29
        3.3    No Conflict..................................................................30
        3.4    SEC Filings..................................................................30
        3.5    Proceedings; Orders..........................................................30
        3.6    No Material Adverse Change...................................................31
        3.7    No Brokers...................................................................31
        3.8    Disclosure...................................................................31
        3.9    Material Adverse Effect......................................................31
        3.10   Knowledge of Parent..........................................................31

4.      PRE-CLOSING COVENANTS OF THE COMPANY................................................31
        4.1    Advice of Changes............................................................31
        4.2    Maintenance of Business......................................................32
        4.3    Conduct of Business..........................................................32
        4.4    Approval of the Company's Stockholders.......................................34
        4.5    Proxy Statement..............................................................34
        4.6    Regulatory Approvals.........................................................35
        4.7    Acceleration of Company Options..............................................35
        4.8    Necessary Consents...........................................................35
        4.9    Proceedings and Orders.......................................................35
        4.10   No Other Negotiations........................................................35
        4.11   Access to Information........................................................36
        4.12   Satisfaction of Conditions Precedent.........................................36
        4.13   Securities Laws..............................................................36
        4.14   Notification of Employee Problems............................................36
        4.15   Company Dissenting Shares....................................................37
        4.16   Termination of Registration and Voting Rights................................37
        4.17   Invention Assignment and Confidentiality Agreements..........................37
        4.18   Company Employee Plans and Benefit Arrangements..............................37
        4.19   Takeover Statutes............................................................37
        4.20   Closing of Merger............................................................37
        4.21   Termination of Management Agreement..........................................38

5.      COVENANTS OF PARENT.................................................................38
        5.1    Advice of Changes............................................................38
        5.2    Satisfaction of Conditions Precedent.........................................38
        5.3    Regulatory Approvals.........................................................38

6.      CLOSING MATTERS.....................................................................38
        6.1    The Closing..................................................................38

7.      CONDITIONS TO OBLIGATIONS OF THE COMPANY............................................39
        7.1    Accuracy of Representations and Warranties...................................39
        7.2    Covenants....................................................................39
        7.3    Requisite Approvals..........................................................39
        7.4    Compliance with Law; No Legal Restraints; No Litigation......................39
        7.5    Government Consents; HSR Act Compliance......................................39
        7.6    Documents....................................................................40
        7.7    Opinion of Parent's Counsel..................................................40
        7.8    Agreements...................................................................40
        7.9    No Material Adverse Change...................................................40

8.      CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO.......................................40
        8.1    Accuracy of Representations and Warranties...................................40
        8.2    Covenants; No Material Adverse Change........................................40
        8.3    Compliance with Law; No Legal Restraints; No Litigation......................40
        8.4    Government Consents; HSR Act Compliance......................................41
        8.5    Opinion of the Company's Counsel.............................................41
        8.6    Requisite Approvals..........................................................41
        8.7    Restriction on Dissenting Shares.............................................41
        8.8    Documents....................................................................41
        8.9    Escrow Agreement.............................................................41
        8.10   Non-Competition Agreements...................................................41
        8.11   Continued Employment of Certain Personnel....................................41
        8.12   Resignation of Directors.....................................................42
        8.13   Due Diligence................................................................42

9.      TERMINATION.........................................................................42
        9.1    Termination..................................................................42
        9.2    Effect of Termination........................................................43
        9.3    Termination Fee..............................................................44
        9.4    Non-Exclusivity of Termination Rights........................................44

10.     SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
        CONTINUING COVENANTS................................................................44
        10.1   Survival.....................................................................44

        10.2   Indemnification by Significant Stockholders..................................45
        10.3   Indemnification by Parent....................................................46
        10.4   Procedures...................................................................46
        10.5   Third-Party Claims...........................................................47
        10.6   Resolution of Conflicts: Arbitration.........................................48
        10.7   Other Indemnification Provisions.............................................49


11.     MISCELLANEOUS.......................................................................49
        11.1   Governing Law................................................................50
        11.2   Assignment; Successors and Assigns...........................................50
        11.3   Severability.................................................................50
        11.4   Counterparts.................................................................50
        11.5   Other Remedies...............................................................50
        11.6   Amendment and Waivers........................................................50
        11.7   No Waiver....................................................................50
        11.8   Expenses.....................................................................50
        11.9   Attorneys' Fees..............................................................51
        11.10  Notices......................................................................51
        11.11  Construction of Agreement....................................................51
        11.12  No Joint Venture.............................................................52
        11.13  Further Assurances...........................................................52
        11.14  Absence of Third Party Beneficiary Rights....................................52
        11.15  Public Announcement..........................................................52
        11.16  Confidentiality..............................................................52
        11.17  Time is of the Essence.......................................................52
        11.18  Disclosure Letter............................................................53
        11.19  Entire Agreement.............................................................53
        11.20  Submission to Jurisdiction; Waiver of Jury Trial.............................53

                                    Exhibits



    Exhibit A           Form of Articles of Merger

    Exhibit B           Form of Notes

    Exhibit C           Form of Voting Agreement

    Exhibit D           Form of Escrow Agreement

    Exhibit E           Form of Non-Competition Agreement

    Exhibit F           Form of Note and Security Agreement

    Schedule 1.3        Significant Stockholders

    Schedule 2.30       Knowledge of the Company and/or the Stockholders

    Schedule 7.7        Form of Opinion of Counsel to Parent and Newco

    Schedule 8.5 Form of Opinion of Counsel to the Company and the Stockholders

    Schedule 8.10 List of Parties Required to Enter into Non-Competition Agreements

    Schedule 8.11 List of Company Employees Entering into Employment Agreements with Company

                      AGREEMENT AND PLAN OF REORGANIZATION



         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of April 20, 1999 (the "Agreement Date"), by and among Tekelec, a California corporation ("Parent"), Eagle Lonestar Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), IEX Corporation, a Nevada corporation (the "Company"), and Teknekron Partners II, IEX Partners, Gary Crockett, and Stephen Lynn (collectively, the "Stockholders").

                                    RECITALS

         A. The parties intend that Newco, a new Delaware corporation that will be organized as a wholly-owned subsidiary of Parent, will merge with and into the Company in a reverse triangular merger (the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Articles of Merger substantially in the form of Exhibit A (the "Articles of Merger") and the provisions of applicable law. Upon the effectiveness of the Merger, all the shares of common stock of the Company ("Company Common Stock") that are outstanding immediately prior to the effectiveness of the Merger, together with all outstanding unexercised Company Options (as defined herein), will be converted into the right to receive an amount of cash from Parent and, in certain circumstances, short term subordinated notes issued by Parent in the form of Exhibit B (the "Notes") on the basis determined herein and as provided in the Articles of Merger.

         B. The Board of Directors of the Company has approved the Merger, this Agreement, the Articles of Merger and the transactions provided for herein and therein.

         C. Each of the Significant Stockholders (as defined herein) is agreeing to vote its shares in favor of the Merger, this Agreement, the Articles of Merger and the transactions provided for herein and therein in a Voting Agreement in substantially the form of Exhibit C hereto (the "Voting Agreement"). The Significant Stockholders collectively own in excess of eighty percent (80%) of the issued and outstanding capital stock of the Company.

         D. At or prior to the closing of the Merger and the transactions contemplated herein (the "Closing"),

            1. Parent, the Representatives (as defined herein) and the Escrow Agent (as defined herein) will enter into an Escrow Agreement in substantially the form of Exhibit D hereto (the "Escrow Agreement");

            2. Parent, the Significant Stockholders and Harvey Wagner will enter into Non-Competition Agreements in substantially the form of Exhibit E hereto (the "Non-Competition Agreements");

            3. Company and certain employees of the Company will enter into employment agreements; and

            4. Parent and the Significant Stockholders will enter into the Note and Security Agreement in substantially the form of Exhibit F hereto.

            In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

         1. PLAN OF REORGANIZATION

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Newco shall be merged with and into the Company (the "Merger"), the Company shall be the surviving corporation (the "Surviving Corporation"), and the separate existence of Newco shall thereupon cease. The Merger shall have the effect set forth in applicable provisions of the Nevada Revised Statutes ("Nevada Law") and the Delaware General Corporation Law ("Delaware Law"). Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess the title to all real and other property owned by each merging constituent entity; and be subject to all of the liabilities of each of the constituent corporations in the Merger.

            1.2 Effective Time of the Merger. The Merger shall become effective when properly executed Articles of Merger, in substantially the form attached hereto as Exhibit A, or as otherwise agreed by the parties hereto and as required by the relevant provisions of Nevada Law and Delaware Law, is duly filed with the Secretaries of States of the States of Nevada and Delaware, which filing shall be made in connection with the Closing of the transactions contemplated herein in accordance with Article 6 upon satisfaction or waiver of the conditions set forth in Articles 7 and 8. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Articles of Merger has been so filed or such later date as provided in the Articles of Merger.

            1.3 Merger Consideration. The consideration to be paid by Parent in exchange for the acquisition by Parent at the Effective Time of (i) all outstanding Company Common Stock (including Dissenting Shares), (ii) that certain option dated February 1, 1999 to purchase 700,000 shares of the Company's Common Stock held by Teknekron Corporation (the "Teknekron Option"; the maximum number of shares for which such option is exercisable to be known as the "Teknekron Shares") and (iii) all other outstanding Company Options (as defined below) shall not exceed an amount equal to the Aggregate Merger Consideration (as defined below) reduced by the aggregate exercise price of Company Options bought out by Parent under Section 1.3(b). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company, or the holder of any shares of the Company Common Stock or the holder of any Company Options, the following shall occur:

                (a) Consideration for Company Common Stock. Upon the terms and subject to the conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 1.5 and Article 10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Closing other than any Company Dissenting Shares (as defined and to the extent provided in Section 1.4) will be canceled and extinguished and be converted automatically into the right to receive upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.5, without interest:

                    (i) for each share of Company Common Stock owned by a Company stockholder who is not a Significant Stockholder (as defined below), cash in the amount of the Per Share Payment, as defined below (the aggregate consideration paid under this Section 1.3(a)(i) to all holders of Company Common Stock (other than Significant Stockholders) plus the amount payable to such holders who hold Company Dissenting Shares, is herein referred to as the "Minority Consideration"); or

                    (ii) for each share of Company Common Stock owned by a Company stockholder listed in Schedule 1.3 (a "Significant Stockholder"), the sum of (A) the Per Share Note Amount (as defined below) payable by Note, and (B) cash (the "Significant Stockholder Per Share Cash Amount") equal to the quotient obtained by dividing the remainder of the Aggregate Cash Amount less (i) the Minority Consideration and (ii) the amount of the Option Payment allocated to holders of Company Common Stock (other than Significant Stockholders), by the aggregate number of shares of Company Common Stock or subject to Company Options (including Teknekron Options) which are bought out by Parent under Section 1.3(b) held or owned by the Significant Stockholders, with such sum of (A) and
(B) to be subject to reduction by the Escrow Amount attributable to such Significant Stockholder as provided in Section 1.5; and

                    (iii) for each share of Company Common Stock owned by any Company stockholder, which share was purchased by a promissory note ("Promissory Note") from such Company stockholder to the Company, the Parent may reduce the per share amount payable to such stockholder by an amount equal to the quotient of (A) the amount, if any, outstanding as of the Closing under such Promissory Note and (B) the number of shares of Company Common Stock purchased with such Promissory Note, and the Parent shall pay the Company the amount of such reduction in order to pay down the Promissory Note on behalf of such stockholder.

                (b) Treatment of Stock Options. To the extent any option (including the Teknekron Option) or other right to purchase shares of Company Common Stock (each such option, including the Teknekron Option, is herein referred to as a "Company Option") then outstanding either under the Company's 1996 Stock Incentive Plan (the "Option Plan") or otherwise has not been exercised in full and is outstanding immediately prior to the Closing, Parent will buy out and cancel such Company Option at the Closing by paying, with respect to each share of Company Common Stock for which such Company Option is exercisable: (i) if such Company Option is held by a Significant Stockholder, an amount equal to the sum of (x) the Per Share Note Amount plus (y) the Significant Stockholder Per Share Cash Amount less the per share exercise price payable with respect to such Company Option; and (ii) if such Company Option is not held by a Significant Stockholder, an amount equal to the Per Share Payment less the per share exercise price payable with respect to such Company Option. The Company shall notify the Parent of the amount of the Option Payment and provide such other information requested by the Parent with respect thereto on or before the Closing.

                (c) Conversion of Newco Shares. Each share of Newco Common Stock, par value $0.001 per share ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

                (d) Adjustments to Consideration. Any payment made under this
Section 1.3 shall be adjusted proportionally to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, capitalization or other like change with respect to Company Common Stock occurring after the Agreement Date and prior to the Effective Time.

                (e) Definitions.

                    (i) "Aggregate Cash Amount" means $63,000,000.

                    (ii) "Aggregate Note Amount" means $100,000,000.

                    (iii) "Aggregate Merger Consideration" means the sum of the Aggregate Cash Amount and the Aggregate Note Amount.

                    (iv) "Option Payment" means that amount equal to the number of shares of Company Common Stock subject to Company Options which are bought out by Parent under Section 1.3(b) multiplied by the Per Share Payment.

                    (v) "Per Share Note Amount" means the quotient obtained by dividing the Aggregate Note Amount by the sum of (A) the shares of Common Stock owned by the Significant Stockholders immediately prior to the Closing, and (B) the number of shares of Company Common Stock (including the Teknekron Shares) subject to Company Options held by Significant Stockholders which are bought out by Parent under Section 1.3(b).

                    (vi) "Per Share Payment" means the quotient obtained by dividing the Aggregate Merger Consideration by the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Closing that are held by all stockholders of the Company, and (B) the number of shares of Company Common Stock (including the Teknekron Shares) subject to Company Options bought out by Parent under Section 1.3(b). To determine the amount of consideration payable to a particular stockholder or option holder under this
Section 1.3, the Per Share Payment shall be multiplied by the number of shares of Company Common Stock held by such stockholder or subject to an unexercised Company Option, as the case may be, and in the case of Company Common Stock that has been purchased by such stockholder with a Promissory Note, reduced by the amount the Parent pays down the outstanding balance of such Promissory Note under Section 1.3(a)(iii) on behalf of such stockholder and in the case of unexercised Company Option reduced by the aggregate exercise price payable with respect to such Company Option and then rounded to the nearest whole cent.

            1.4 Company Dissenting Shares. Holders of Company Dissenting Shares (if any) will be entitled to their appraisal rights under Section 92A.300 et seq. of Nevada Law with respect to such Company Dissenting Shares and such Company Dissenting Shares will not be converted into the right to receive consideration in the Merger as provided in Section 1.3; provided, however, that nothing in this Section 1.4 is intended to remove, release, waive, alter or affect any of the conditions to Parent's and Newco's obligations to consummate the Merger set forth in Sections 8.6 and 8.7, or any other provision of this Agreement relating to Company

Dissenting Shares. Shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time and with respect to which dissenting stockholders' rights of appraisal under Nevada Law have either (a) not been properly exercised and perfected or (b) with the consent of the Company and Parent, been withdrawn, will, when such dissenting stockholders' rights can no longer be legally exercised under Nevada Law, be converted into the right to receive the Merger consideration as provided in Section 1.3. "Company Dissenting Shares" means any shares of any capital stock of the Company that (i) are outstanding immediately prior to the Effective Time and (ii) with respect to which dissenter's rights to obtain payment for such dissenting shares in accordance with Section 9A.300 et seq. of Nevada Law have been duly and properly exercised and perfected in connection with the Merger.

            1.5 Surrender of Certificates and Establishment of Escrow.

                (a) Escrow Agent. Prior to the Effective Time, Parent shall designate State Street Bank and Trust Company of California, N.A. to act as escrow agent ( the "Escrow Agent") in the Merger.

                (b) Establishment of Escrow. On the business day in which the Closing occurs, Parent shall withhold and deposit into an escrow account Notes (the "Escrow Notes") in the aggregate principal amount equal to ten percent (10%) of the gross amount payable (before any reduction or offset for Escrow Amount, Promissory Notes paid down by the Parent under Section 1.3(a)(iii) or exercise price of Company Options which are bought out by Parent under Section 1.3(b), to the extent applicable to the Significant Stockholders) to the Significant Stockholders under Section 1.3 (the "Escrow Amount"). Pursuant to the Escrow Agreement, Parent will deduct from the amounts otherwise deliverable to each Significant Stockholder and deposit with the Escrow Agent the Escrow Amount solely from the consideration payable to the Significant Stockholders, allocated proportionately according to the gross consideration payable to each Significant Stockholder under Section 1.3 in exchange for (i) outstanding shares of Company Common Stock and (ii) unexercised Company Options held by such Significant Stockholder. The Escrow Amount shall be administered in accordance with the provisions of Article 10 and the Escrow Agreement.

                (c) Exchange Procedures. Prior to the Closing, Parent shall cause to be delivered to each Company stockholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company stock or option certificates ("Certificates") owned by such holder shall pass, only upon delivery of the Certificates owned by such holder to Parent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of such holder's Certificates in exchange for the consideration payable under Section 1.3. Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, at the Closing, the consideration (subject to the escrow provisions hereof and in Article 10), to which such holder is entitled pursuant to Section 1.3, and the Certificate so surrendered shall forthwith be canceled. Payments of cash to stockholders pursuant to this Section 1.5 shall be made by wire transfer of immediately available funds to a single disbursing agent to be designated by the Representatives not less than three (3) business days prior to the Closing. Notwithstanding any other provision of this Agreement, any payment due under
Section 1.3 may be reduced to the extent of any withholding taxes.

                (d) Payments With Respect to Unexchanged Shares. No interest shall accrue or be payable with respect to the Merger consideration payable on any unexchanged shares of Company Common Stock.

                (e) No Liability. Notwithstanding anything to the contrary in this Section 1.5, none of the Parent, the Surviving Corporation or any party hereto shall be liable to a holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            1.6 No Further Ownership Rights in Company Common Stock. All amounts paid upon the surrender for exchange of shares of Company Common Stock and Company Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Options and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock or Company Options which were outstanding immediately prior to the Effective Time. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock or Company Options will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the consideration payable under
Section 1.3 in respect of each such share or option, as the case may be, (subject to the escrow provisions set forth in Section 1.5 and Article 10 hereof). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and the consideration payable under Section 1.3 shall be delivered to the person entitled thereto (subject to the escrow provisions set forth in Section 1.5 and Article 10 hereof).

            1.7 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of cash and Notes as may be required pursuant to Section 1.3; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum or provide such other assurances as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            1.8 Stockholder Representatives. By their approval of the Merger, the Significant Stockholders will be conclusively and irrevocably deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Article 10; (ii) the Escrow Agreement; (iii) the appointment of Thomas S. Loo and Gary Crockett as the representatives of the Significant Stockholders (the "Representatives") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Significant Stockholder as provided in the Escrow Agreement; and (iv) the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to:
(a) authorize delivery to Parent of all or some of the Escrow Amount in satisfaction of indemnity claims by Parent or any other Indemnified Party (as defined in Section 10.2) pursuant to Article 10 and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 10; and (d) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing. Parent shall, at its sole option and discretion, be entitled to condition the issuance of any of the Escrow Amount to a Significant Stockholder pursuant to Section 1.3 on its receipt of a written instrument executed by such Significant Stockholder, customary in form and substance and reasonably acceptable to Parent, acknowledging and agreeing to the foregoing. The Representatives will have authority and power to act on behalf of each Significant Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims under Article 10 hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Significant Stockholders are treated in the same manner. The Significant Stockholders will be bound by all actions taken and documents executed by the Representatives in connection with the Escrow Agreement, and Parent will be entitled to rely on any action or decision of the Representatives. In the event of a disagreement between the Representatives, they shall act in accordance with the vote of a Majority In Interest of the Significant Stockholders. A "Majority In Interest" of the Significant Stockholders means Significant Stockholders holding greater than fifty percent (50%) of the Company Common Stock and Company Options, or securities convertible therefor, immediately prior to the Effective Time. In performing the functions specified in this Agreement and the Escrow Agreement, the Representatives will not be liable to any Significant Stockholder in the absence of gross negligence or willful misconduct on the part of either of the Representatives. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Significant Stockholders to the Representatives, first, out of the interest accrued on the Escrow Notes and second, out of the Escrow Amount pro rata in proportion to their respective percentage interests in the Escrow Amount, but only to the extent that any of the Escrow Amount remains available for distribution to the Significant Stockholders following expiration of the Escrow Period and satisfaction of all claims made or asserted by Parent or any Indemnified Person under Article 10 or the Escrow Agreement, in all cases subject to Parent's rights in and to the Escrow Amount.

            1.9 Additional Effects of the Merger. At and subject to and upon the Effective Time: (a) the Articles of Incorporation and Bylaws of the Company will be amended and restated (in a form to be delivered to the Company prior to the Effective Time) immediately after the Effective Time until duly amended in accordance with the terms thereof and applicable law; and (b) the Board of Directors and executive officers of Parent will remain unchanged, the sole director of Newco immediately prior to the Effective Time will become the sole director of the Surviving Corporation and the officers of Newco immediately prior to the Effective Time will become the officers of the Surviving Corporation.

            1.10 Further Assurances. The Company agrees that if, at any time after the Effective Time, Parent considers or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company as provided herein, then Parent, the Surviving Corporation and their respective officers and directors are hereby authorized by the Company to execute and deliver all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Parent and otherwise to carry out the purposes of this Agreement, in the name of the Company or otherwise.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

            The Company and the Stockholders hereby severally represent and warrant to Parent and Newco that, except as set forth in the Company disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"; for all purposes of this Agreement, the statements contained in the Company Disclosure Letter shall also be deemed to be representations and warranties made and given by the Company and the Stockholders under Article 2 of this Agreement), including items in the Company Disclosure Letter referred to as "Items" below, each of the following representations, warranties and statements in this Article 2 are true and accurate as of the Agreement Date and will be true and accurate as of the Closing Date:

            2.1 Organization and Good Standing; Title.

                2.1.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Nevada Law, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified or licensed as a foreign corporation in each jurisdiction listed on
Item 2.1.1, which is each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company. The Company has no subsidiaries and has never had any subsidiaries. The Company has never conducted directly or through any subsidiary any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade or other name. The Company has heretofore delivered to Parent true and complete copies of its Articles of Incorporation and Bylaws. The Company is not in violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company or of any resolution adopted by the stockholders of the Company or the Boards of Directors of the Company, and to the best knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

                2.1.2 Board of Directors and Officers. Item 2.1.2 accurately sets forth (i) the names of the members of the Company's Board of Directors,
(ii) the names and titles of the Company's officers and (iii) the names of the members of the committees of the Company's Board of Directors.

                2.1.3 No Cessation of Business. There is no proceeding pending or any election or action contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

                2.1.4 Title. Except as set forth in Item 2.1.4, each Company stockholder owns and holds good and valid title to such Company stockholder's Company Common Stock to be exchanged in the Merger, free and clear of any pledges, claims, liens, charges, encumbrances, security interests of any kind or nature whatsoever and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Stock). No Company stockholder has any interest or right in the equity or assets of the

Company other than the Company Common Stock owned by such Company stockholder to be exchanged in the Merger.

            2.2 Power, Authorization and Validity.

                2.2.1 Power and Authority. The Company has the corporate right, power and authority to enter into and perform its obligations under this Agreement and all agreements to which the Company is or will be a party that are required to be executed pursuant to this Agreement (the "Company Ancillary Agreements") and the transactions contemplated hereby and thereby. This Agreement and the Company Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to obtaining the requisite approval of the Company's stockholders in connection with the consummation of the Merger. Each Stockholder has the legal power and capacity to enter into and perform its obligations under this Agreement and all agreements to which such Stockholder is or will be a party that are required to be executed pursuant to this Agreement (the "Stockholder Ancillary Agreements") and the transactions contemplated hereby and thereby.

                2.2.2 No Consents. No filing, authorization, approval or consent, governmental or otherwise, is necessary to enable the Company or the Stockholders to enter into, and to perform their respective obligations under, this Agreement, the Company Ancillary Agreements and the Stockholder Ancillary Agreements, except for (a) the filing of the Articles of Merger with the Secretaries of State of the States of Nevada and Delaware, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Nevada Law and Delaware Law and the filing of appropriate documents with the relevant authorities of the states in which the Company is qualified or licensed to do business, (b) such filings as may be required to comply with federal and state securities laws, (c) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the expiration of applicable waiting periods under the HSR Act and (d) consents required under agreements set forth in Item 2.5 as exceptions to the representation made in the second sentence of Section 2.5.

                2.2.3 Enforceability. This Agreement and the Company Ancillary Agreements are, or when executed and delivered by the Company and the other parties thereto will be, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Company Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein. This Agreement and the Stockholder Ancillary Agreements are, or when executed and delivered by the respective Stockholders and the other parties thereto will be, valid and binding obligations of such Stockholders enforceable against such Stockholders in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Stockholder Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

            2.3 Capitalization.

                2.3.1. Authorized/Outstanding Capital Stock. Set forth in Item
2.3.1 is the authorized capital stock of the Company and the shares of Company Common Stock issued and outstanding as of the Agreement Date and updated as of the Closing Date. No fractional shares of Company Common Stock are issued or outstanding and the Company holds no treasury shares. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, security interest, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A true and complete list of all holders of the Company's outstanding capital stock, and the total number of shares of Company Common Stock owned by each such holder as of the Agreement Date and updated as of the Closing Date is set forth in Item 2.3.1. Except as set forth in Item 2.3.1, no stockholder of the Company owes the Company any money or other consideration representing any part of the purchase price of any outstanding shares of the Company's capital stock, including without limitation any money due under a promissory note payable to the Company. The Company has no liability to any stockholder for any dividends that have been declared or accrued.

                2.3.2 Options/Rights. The Company Options each set forth on
Section 2.3.2, were each duly authorized and validly issued and, with respect to all the Company Options (other than the Teknekron Option) validly issued under the Option Plan. A true and complete list of all holders of Company Options that are outstanding on the Agreement Date, the number of Company Options held by each such holder, the exercise price and vesting schedule of each Company Option held by each such person and the name of the Stock Plan under which each such option was granted is set forth in Item 2.3.2. All Company Options shall be duly and validly accelerated prior to the Effective Time. Except for the Company Options as of the date of the Agreement, there are no other stock appreciation rights, options, warrants, convertible securities or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Company's authorized but unissued capital stock; and there are no stock appreciation rights, options, warrants, convertible securities or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements to which the Company is a party involving the purchase or other acquisition (whether directly or indirectly) of any shares of the Company's capital stock. The Company has no liability for dividends accrued but unpaid and there are no voting agreements, voting trusts, registration rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

            2.4 Subsidiaries. The Company has no subsidiaries. Except as set forth in Item 2.4, the Company does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity.

            2.5 No Conflict. Neither the execution and delivery of this Agreement, any Company Ancillary Agreement or any Stockholder Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of the Company as currently in effect, (b) any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, Contract (as defined in Section 2.11) or other instrument or obligation (whether oral or in writing) to which the Company or a Stockholder is a party or by which the Company or a Stockholder is bound or affected which termination, breach, impairment or violation would have a Material Adverse Effect on the Company or (c) any federal, state, local or foreign Order (as defined in Section 2.6.2), statute, rule, regulation or ordinance applicable to the Company or any of their respective assets or properties. The consummation of the Merger by the Company will not require any consent, release, waiver or approval other than (i) the approval of the Company's stockholders and (ii) the expiration of any applicable waiting periods regarding the Merger under the HSR Act, and will not materially adversely affect any of the rights, licenses, permits, franchises, leases, agreements or Contracts of the Company set forth in
Item 2.11 pursuant to their terms other than as set forth in Item 2.5. Neither the Company's nor the Stockholders' entering into this Agreement nor the consummation of the Merger will give rise to or trigger the application of, any right of any third party that has not been waived by such third party in a writing signed by it.

            2.6 Proceedings; Orders.

                2.6.1 Except as set forth in Item 2.6, there is no pending action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or that otherwise has involved, any Governmental Body, arbitrator, arbitration panel or mediator ("Proceeding"), and to the best knowledge of the Company, no person or entity has threatened to commence any Proceeding: (i) that involves the Company or that otherwise relates to or likely would affect the Company's businesses or any of the assets or properties owned or used by the Company (whether or not the Company is named as a party thereto), except in each case for threatened Proceedings that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions that are provided for in this Agreement, the Articles of Merger, the Company Ancillary Agreements, the Stockholder Ancillary Agreements, the Parent Ancillary Agreements (as defined below) or the Newco Ancillary Agreements (as defined below) (all such transactions, the "Transactions"). For purposes of this Agreement, "Parent Ancillary Agreements" shall mean all agreements to which Parent is or will be a party that are required to be executed pursuant to this Agreement, and "Newco Ancillary Agreements" shall mean all agreements to which Newco is or will be a party that are required to be executed pursuant to this Agreement. The Company has delivered to Parent true and complete copies of all pleadings, material correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Item 2.6. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

                2.6.2 There is no order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or Governmental Body, arbitrator, arbitration panel or mediator ("Order"), or proposed Order, expressly applicable to the Company or any of the assets or properties owned or used by the Company that (i) likely would have a Material Adverse Effect on the Company, or adversely affect the ability of the Company to comply with or perform any covenant or obligation under this Agreement, the Articles of Merger, the Company Ancillary Agreements, the Stockholder Ancillary Agreements, the Parent Ancillary Agreements or the Newco Ancillary Agreements (the "Transactional Agreements"); or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

                2.6.3 To the best knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

                2.6.4 Except as set forth in Item 2.6.4, to the best knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to cause or provide a basis for a director, officer, employee or other representative of the Company to seek indemnification from, or commence a Proceeding against or involving the Company.

            2.7 Company Financial Statements. The Company has delivered to Parent the Company's audited balance sheet as of December 31, 1998 (the "Balance Sheet Date"), unaudited balance sheet as of March 31, 1999, and related statement of operations, statement of stockholders' equity and statement of cash flows for the year ended December 31, 1998 and for the quarter ended March 31, 1999 (collectively, the "Company Financial Statements"). Except as set forth in
Item 2.7, each of the Company Financial Statements is derived from and in accordance with the books and records of the Company and has been prepared in conformity with GAAP consistent with prior periods, except as indicated in the notes thereto, except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments. The balance sheet as of the Balance Sheet Date presents fairly and accurately in all material respects the position of the Company at such date, and the related statements of the Company for the specified period then ended present fairly and accurately in all respects the results of operations and cash flows of the Company for such period. For the purposes of this Agreement, all Company Financial Statements referred to in this paragraph shall include any notes or schedules to such Company Financial Statements. Except as set forth in Item 2.7, at the Agreement Date the Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is in excess of $50,000 in any one case or $250,000 in the aggregate, that is not reflected, reserved against or disclosed in the Company Financial Statements. All reserves established by the Company and set forth in or reflected in the Company Financial Statements were adequate as of the date thereof, and to the best knowledge of the Company, are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Financial Statements as required by said Statement No. 5.

            2.8 Taxes. The Company has filed all federal, state, local and foreign Tax and information returns and reports required to be filed prior to the Agreement Date, has paid all Taxes required to be paid in respect of all periods prior to the Agreement Date for which returns have been filed, has made all necessary estimated Tax payments, and has no liability for Taxes in excess of the amounts so paid, except to the extent adequate reserves have been established in the Company Financial Statements. All such returns and reports filed by the Company were accurate in all material respects as of their respective dates. True and complete copies of all Tax and information returns and reports filed by the Company for the last three years have been provided or made available by the Company to Parent. The Company is not delinquent in the payment of any Tax or in the filing of any Tax returns or reports, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed that have not been settled or paid. Except as set forth in Item 2.8, no Tax return of the Company has ever been audited by the Internal Revenue Service or any Governmental Body or state or other national taxing agency or authority. The Company has made (A) accruals for Taxes on the balance sheet as of the Balance Sheet Date and (B) with respect to periods after the Balance Sheet Date, provisions on a periodic basis consistent with past practice on the Company's books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company determined in accordance with GAAP through the Balance Sheet Date or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a material Adverse Effect on the Company. The Company is not a party to any agreement with a party other than the Company or providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary return which return includes or included the Company. The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code. The Company has not made any payments, is not obligated to make any payments, is not a party to any agreement that under certain circumstances could obligate it to make any payments, and has not entered into any transaction, including but not limited to the acceleration of Company options, that will not be deductible under Section 280G of the Code or would subject the Company to an excise tax under Section 280G of the Code, except for payments which will be cured by stockholder approval and are set forth in Item 2.8. The Company has no current or deferred federal income Tax liabilities, other than as disclosed in the Company Financial Statements, and will not as a result of the Merger become liable for any income Tax not adequately reserved against on the Company Financial Statements. The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subSection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. The Company has not executed or requested any waiver of any statute of limitation, or extending the period for, the collection or assessment of any Tax. If the Company becomes subject to an audit by the Internal Revenue Service or any state or other national taxing agency or authority for tax years or periods prior to the Effective Time (including, but not limited to, any short tax year resulting from the Merger), the Stockholders will be responsible for such audit(s) and shall resolve all such audits in a manner consistent with the intentions of the Company and Parent as expressed in this Agreement, provided Parent shall provide notice of any such audit and access to all relevant books and records and shall cooperate fully and in good faith with the Stockholders in connection with such audits. The terms "Tax" and "Taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

            2.9 Title to Properties. Item 2.9 sets forth a true and complete list and brief description of each item of real and personal property owned or leased by the Company having a value in excess of $2,500. The Company has good and marketable title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the Company Financial Statements, free and clear of all liens, security interests, mortgages, pledges, claims, charges, interests, or encumbrances of any kind other than as set forth on Item 2.9 or assets that are subject to capitalized leases. Except as set forth in Item 2.9, there are no UCC or other financing statements, mortgages, assignments or other documents or instruments on record with the State of Nevada or any other Governmental Body or authority naming the Company or any of its subsidiaries as debtor. Such assets and those set forth in Item 2.13.6 (A) are in all material respects in good operating condition and repair, normal wear and tear excepted, and (B) constitute all material properties, interests, assets and rights held for use or used in connection with the business of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current practice. All leases of real or personal property to which the Company is a party are in full force and effect and afford the Company or such subsidiary peaceful and undisturbed possession of the subject matter of the lease. The Company does not own any real property. The Company is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and the Company has not received any notice of such violation with which it has not complied or had waived.

            2.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in Item 2.10, since the Balance Sheet Date there has not been with respect to the Company any:

                (a) material adverse change in the financial condition, properties, assets, liabilities, customer contracts or other customer arrangements, business, financial performance, results of operations or prospects;

                (b) debt, obligation, liability or indebtedness for borrowed money (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including without limitation customer contracts and current obligations, incurred other than in the ordinary course of business that exceeds $50,000 in any one case or $250,000 in the aggregate;

                (c) debt, obligation or liability incurred by the Company to any of its officers, directors, stockholders or affiliates, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers;

                (d) payment, discharge or satisfaction of a lien or liability, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date or (ii) incurred in the ordinary course of business after the Balance Sheet Date;

                (e) contingent liability incurred as guarantor or surety with respect to the debts, liabilities or obligations of others;

                (f) mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, interest, charge, restriction or other encumbrance of any kind on any of the assets or properties of the Company;

                (g) issuance or sale of any debt or equity securities of the Company, or any options, warrants or other rights to acquire from the Company, directly or indirectly, any debt or equity securities of the Company;

                (h) purchase, lease, license, assignment, sale or other disposition or transfer, or any agreement or other arrangement for the purchase, lease, license, assignment, sale or other disposition or transfer, of any of its properties or assets other than in the ordinary course of business ;

                (i) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its properties, assets or business;

                (j) cancellation of any debts to or claims of the Company, or any amendment, modification, termination or waiver of any rights of value to the Company in excess of $50,000 in any one case or $250,000 in the aggregate;

                (k) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of the Company, any split, subdivision, stock dividend, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of the capital stock of the Company;

                (l) labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of the Company's officers, employees or agents, or any bonus payment or compensation arrangement made to or with any of such officers, employees or agents (except as previously disclosed in writing to and approved in writing by Parent) other than normal bonuses or compensation increases noted on Item 2.10(l);

                (m) termination of employment with respect to its management, supervisory, development or other key personnel (a true and complete list of all management, supervisory, development and other key personnel of the Company as of the Agreement Date has been provided to Parent);

                (n) amendment or change in the Articles of Incorporation or Bylaws or equivalent charter documents of the Company;

                (o) entering into, amendment, modification, waiver, relinquishment, termination or non-renewal by the Company of any Contract (as defined in Section 2.11) other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with the Company's services or performance under such Contract or of such other party's demand to amend, modify, terminate or not renew any such Contract;

                (p) material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

                (q) entering into by the Company of any Contract (i) that requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Company involving in excess of $100,000, or
(ii) that is not entered into in the ordinary course of the Company's business and is in an amount involving in excess of $10,000 individually or $100,000 in the aggregate;

                (r) license, transfer or grant of a right with respect to Company Intellectual Property (as defined in Section 2.13), other than those licensed, transferred or granted in the ordinary course of the Company's business consistent with its past practices;

                (s) the Company has not (i) received any Acquisition Proposal (as defined in Section 4.9), or (ii) solicited, initiated, encouraged or induced, or provided any nonpublic information to or entered into any discussions with any person or entity for the purpose of soliciting, initiating, encouraging or inducing, the making or submission of any Acquisition Proposal;

                (t) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other entity;

                (u) the Company has not made any capital expenditures outside the ordinary course of business, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $100,000 or were consented to by Parent in writing; or

                (v) agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (u).

            2.11 Agreements and Commitments. Except as set forth in Item 2.11, or otherwise provided to Parent in its due diligence review of the Company, the Company is not a party or subject to any oral or written agreement, contract, lease, license, assignment, mortgage, instrument, transaction, quotation, obligation or commitment ("Contract"), including but not limited to the following:

                (a) any Contract entered into after January 1, 1997 providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate amount of $250,000 or more under which the Company currently has any executory obligations (other than the Company's standard form indemnity or warranty obligations);

                (b) any material Contract entered into by the Company with respect to the grant, purchase, sale, license, transfer or encumbrance of Intellectual Property Rights (as defined in Section 2.13) of any kind, including but not limited to the Company Intellectual Property, except for "shrink wrap" licenses (all forms of which have been provided to Parent);

                (c) any Contract for the purchase, sale, lease, license or transfer of real or personal property providing for payments (whether fixed, contingent or otherwise) in excess of $50,000 per year other than purchase orders entered into in the ordinary course of business;

                (d) any dealer, distributor, sales representative, original equipment manufacturer (OEM), value added remarketer or other Contract for the production, distribution or marketing of the Company's products or services;

                (e) any franchise agreement, financing statement, mortgage or security agreement;

                (f) any Contract with respect to the redemption or purchase of the Company's capital stock other than purchase agreements relating to Company Options or Company Common Stock issued under stock plans;

                (g) any joint venture agreement or arrangement or any other Contract that involves a sharing of profits with, or the payment of royalties to, any other person or entity in an aggregate amount of $75,000 or more;

                (h) any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness of the Company incurred or made in the ordinary course of business, and except as disclosed in the Company Financial Statements;

                (i) any Contract containing covenants limiting or purporting to limit the Company's freedom to compete at any time in any line of business in any geographic area;

                (j) any Contract relating to the employment or compensation of any director, officer, employee, consultant or other agent of the Company;

                (k) any Contract between the Company and any Stockholder or affiliate; or

                (l) any Contract that is otherwise material to the Company, or entered into other than in the ordinary course of business and involving a payment of more than $50,000.

         The Company has provided Parent with true and complete copies of each of the Contracts set forth in Item 2.11 (collectively, the "Company Agreements"), which Item 2.11 is true and complete. All Company Agreements are valid, binding and enforceable against the parties thereto and in full force and effect.

            2.12 No Default; No Consent Required; No Restrictions. The Company is not in any respect in breach of or default under any Company Agreement which breach or default would have a Material Adverse Effect on the Company. Except as set forth in Item 2.12, the Company has not received any notice or other communication regarding any such actual or possible breach of, or default under, any Company Agreement. The Company does not have any liability for renegotiations of government Contracts or subcontracts. Except as set forth in
Item 2.12, no consent, waiver, or approval of any third party is required to ensure that, following the Effective Time, any Company Agreement will continue to be in full force and effect without any breach, default or violation thereof caused by virtue of the Merger or by any of the Transactions or Transactional Agreements. Except as set forth in Item 2.12, the Company is not a party to, and no asset or property of the Company is bound or affected by, any Order, Contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Company from making material acquisitions of property or freely engaging at any time in any business now conducted by any of them or from competing anywhere in the world (including without limitation any Orders, Contracts, covenants or agreements restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that the Company may address in operating their respective businesses), or includes any grants by the Company of exclusive licenses.

            2.13 Intellectual Property.

                 2.13.1 The Company owns, or has the valid right or license to use, possess, sell or license, all Intellectual Property Rights necessary or required for the conduct of the business of the Company as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Company Intellectual Property"), and such Intellectual Property Rights to use, possess, sell or license are sufficient for such conduct of such business as presently conducted. As used herein, the term "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and records.

                 2.13.2 Except for required consents disclosed in Item 2.13.2, the execution, delivery and performance of this Agreement, the Articles of Merger and the consummation of the Merger and the other Transactions contemplated hereby and/or by the Company Ancillary Agreements will not constitute a material breach of or default under any Contract, license or other agreement governing any Company Intellectual Property to which the

Company is a party (collectively, the "Company Intellectual Property Agreements"), will not cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property or materially impair the right of the Company, Parent or the Surviving Corporation to use, possess, sell or license any Company Intellectual Property or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person by reason of the ownership, use, possession, license, sale or disposition of any Company Intellectual Property by the Company and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

                 2.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by the Company or currently under development by the Company violates any license or Contract between the Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right of the Company to use, possess, sell, license or dispose of any Company Intellectual Property nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion. To the best knowledge of the Company, no third party has infringed or misappropriated any Company Intellectual Property, except as disclosed to Parent in writing.

                 2.13.4 To the best knowledge of the Company, no current or former employee of or consultant to the Company is in violation of any material provision of any employment contract, patent disclosure agreement, non-competition agreement, non-solicitation agreement or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by the Company, or to use trade secrets or proprietary information of others, and the employment of such employees or consultants by the Company does not subject the Company to any liability.

                 2.13.5 The Company has taken all reasonable and practicable steps, consistent with industry standards, to protect, preserve and maintain the secrecy and confidentiality of the Company Intellectual Property and all the Company's proprietary rights therein. Except as disclosed in Item 2.13.5, all current and former officers, employees and consultants of the Company having access to proprietary information have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company and to the best knowledge of the Company, no current or former officer, employee or consultant is in violation of any provision thereof; and copies of the form of all such agreements have been delivered to Parent's counsel. The Company has secured valid written assignments from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property.

                 2.13.6 Item 2.13.6 contains a complete list of (i) all worldwide registrations of any patents, copyrights, mask works, trademarks and services marks with any Governmental Body; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interest in the Company Intellectual Property, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks; and (iii) all unregistered copyrights, trademarks and service marks. All patents, and all registered trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting. The Company owns all right, title and interest in and to all such Company Intellectual Property free and clear of all security interests, liens, pledges, mortgages, assignments, claims, licenses, restrictions and encumbrances.

                 2.13.7 Item 2.13.7 contains a complete list of (i) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property, and (ii) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including but not limited to software ("Third Party Intellectual Property") which (x) but for such Contracts would be infringed by, or (y) are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by the Company.

                 2.13.8 Neither the Company, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any the Company Source Code. Item 2.13.8 identifies each Contract (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrowholder or any other party, any the Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any the Company Source Code. As used in this Section 2.13.8, "the Company Source Code" means, collectively, any source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in or relating to any source code, of any Company Intellectual Property or any other product marketed by the Company.

                 2.13.9 Except as set forth in Item 2.13.9, to the Company's knowledge, all software developed by the Company and licensed by the Company to customers and all other products manufactured, sold, licensed, leased or delivered by the Company to customers and all services provided by the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and the Company has no material liability (and, to the best of Company's knowledge, there is no basis for any present or future action, suit, Proceeding, charge, complaint, claim or demand against the Company giving rise to any liability that could have a Material Adverse Effect on the Company) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. During the six (6) month period ended on March 31, 1999, the Company has not experienced any product or service warranty claims that were materially greater than the amount of the same type of claims experienced for the six (6) month period ended September 30, 1998. Since January 1, 1996, the Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue recognized by the Company on any of its financial statements from such purchases. The Company is not under any liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or products in the possession of customers, licensees, distributors, retailers, or end-users, except such liabilities, obligations and claims as, in the aggregate, do not exceed $100,000.

                 2.13.10 No government funding or university or college facilities were used in the development of the computer software programs or applications owned by the Company.

                 2.13.11 All versions of the software products currently being developed, licensed, marketed or distributed by the Company are (and, to the Company's knowledge, any third party software included in any such products is) Year 2000 Ready. To the extent that older versions of the Company's products are not Year 2000 Ready: the Company has no contractual obligations to make such older versions Year 2000 Ready; customers using any of such older versions have been informed of upgrade paths to products that are Year 2000 Ready, and such upgrades are available; and the failure of such customers to upgrade to Year 2000 Ready versions of such software products will not directly or indirectly have a Material Adverse Effect on the Company. "Year 2000 Ready" means, as applied to a software product, that: (i) such software product has been tested by the Company and found to be Y-2000 Compliant (as defined in Section 2.28) or, only as to software products which Company only markets or distributes, has been represented and warranted to the Company, in writing, by the developer or owner thereof as being Y-2000 Compliant, which written representations and warranties have been provided to Parent; and (ii) accurately processes date and/or time-dependent data (including, but not limited to, calculating, comparing and sequencing) from, into, throughout and between the 20th and 21st centuries (through 2035), the years 1999 and 2000, and leap year calculations (year 2000 is a leap year); and (iii) when used in combination with other information technology, such software product will accurately process date and/or time-dependent data if the other information technology generates accurate date and/or time output.

            2.14 Compliance with Laws. The Company has complied and is in compliance with all applicable laws, statutes, ordinances, regulations and rules, and all Orders applicable to the Company or to its assets, properties and business, including, without limitation: (a) all applicable federal and state securities laws and regulations; (b) all applicable federal, state and local laws, statutes, ordinances, rules and regulations, and all Orders pertaining to
(i) the sale, licensing, leasing, ownership or management of the Company's owned, leased or licensed real or personal property, Company Intellectual Property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21), building standards, zoning or other similar matters; (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules or Orders applicable to the export or re-export of controlled commodities or technical data; or (d) the Immigration Reform and Control Act, except in each case where the failure to so comply would not have a Material Adverse Effect on the Company. The Company has received all licenses, permits and approvals from, and has made all filings with, third parties, including Governmental Bodies and authorities, necessary to conduct its business as presently conducted, all of which licenses, permits and approvals are set forth in Item 2.14, except licenses, permits, approvals and filings, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

            2.15 Certain Transactions and Agreements. Except as set forth in
Item 2.15, no person who is an officer, director, employee or stockholder of the Company, or a member of any such person's immediate family, has any direct or indirect ownership interest in, or any employment or consulting agreement with, any entity that competes with the Company or Parent (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). Except as set forth in Item 2.15, no person who is an officer, director, employee or stockholder of the Company, or any member of any such person's immediate family, is directly or indirectly interested in any Contract or informal arrangement with the Company, including, without limitation, any loan arrangements, except for compensation for services as an officer, director or employee of the Company and except for the normal rights of a stockholder or optionholder. Except as set forth in Item 2.15, none of such officers, directors, employees or stockholders or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of the Company. With regard to stockholders of the Company that are not Significant Stockholders, the Company makes the representations and warranties set forth in this Section 2.15 to the best of its knowledge.

            2.16 Employees.

                 2.16.1 To the best knowledge of the Company, the Company is in compliance in all material respects with all applicable laws, agreements and Contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. Except as set forth in Items 2.16.1 and 2.16.4 or as previously provided to Parent, the Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law, except where the failure to be so classified, in the aggregate, results in actual or potential liability to the Company of no more than $100,000.

                 2.16.2 The Company is not: (i) nor has ever been, subject to a union organizing effort; (ii) subject to any collective bargaining agreement with respect to any of its employees; (iii) subject to any other Contract, written or oral, with any trade or labor union, employees' association or similar organization; or (iv) the subject of any current labor disputes that would materially impair the operations of the Company's business. The Company has good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will adversely impact such labor relations in a material manner. As of the Agreement Date, the Company has no knowledge that any of its employees having an annual salary in excess of $50,000 intends to leave his or her employ. There are no controversies pending or, to the best knowledge of the

Company, threatened, between the Company (on the one hand) and any of its employees (on the other hand) that would be reasonably likely to result in the Company incurring any material liability. All of the employees of the Company employed in the United States of America are legally permitted to be employed by the Company in the United States of America.

                 2.16.3 The Company has no pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of the Company is subject to Title IV of ERISA.

                 2.16.4 Except as set forth in Item 2.16.4, the Company has previously delivered to Parent each employment, severance or other similar Contract, arrangement or policy, each "employee benefit plan" as defined in
Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which has been entered into, maintained or contributed to by the Company since January 1, 1994. Such Contracts, plans and arrangements as are described in Item
2.16.4 are hereinafter collectively referred to as "Company Benefit Arrangements." To the best knowledge of the Company, except as otherwise described in Item 2.16.4, each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all laws, statutes, Orders, rules and regulations that are applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s), if any, have been delivered to Parent and its counsel) or has been applied for and is currently pending a favorable determination letter that such plan satisfies the Tax Reform Act of 1986. The Company has delivered to Parent and its counsel a true and complete copy and description of each Company Benefit Arrangement. The Company has timely filed and delivered to Parent and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA that is subject to such requirements. To the best knowledge of the Company, the Company has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to
Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. All contributions due from the Company as of the date of the most recent balance sheet provided by the Company to Parent with respect to any of the Company Benefit Arrangements have been made or have been accrued on such balance sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date other than amounts consistent with the amounts paid or accrued in the periods reflected on such balance sheet. All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company

Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

                 2.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended December 31, 1998.

                 2.16.6 To the best knowledge of the Company, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries.

                 2.16.7 Except as otherwise described in Item 2.16.7 or as set forth in Item 2.8, no benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the other Transactional Agreements will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Except as set forth on Item 2.16.7, the Company is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other Transactions or any Transactional Agreements, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other Transactions or any Transactional Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the Transactions or any Transactional Agreements.

                 2.16.8 To the Company's knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition or nondisclosure agreement or any other Contract or agreement with, or obligation to, any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights or interest (including without limitation Company Intellectual Property) in such technology, software or other copyrightable, patentable or otherwise proprietary work, except for technology developed by the Company specifically for its customers pursuant to development contracts entered into by the Company in the ordinary course of its business, which provide for retention of such technology and the related intellectual property rights by such customers. To the Company's knowledge, the employment of any employee of the Company does not subject the Company or to any liability to any third party.

                 2.16.9 There are no material pending claims against the Company under any workers' compensation plan or policy or for long-term disability benefits.

            2.17 Corporate Documents. The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects, have been maintained in accordance with sound and prudent business practices and accurately and fairly reflect in all material respects the basis for the Company Financial Statements. All of the records of the Company are in the actual possession and direct control of the Company. The Company has made available to Parent for examination all documents and information listed in Items 2.1 through 2.23 and 2.30 or other exhibits called for by this Agreement that have been requested by Parent or its legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation or Bylaws as currently in effect; (b) the Company's minute book containing all records of all proceedings, consents, actions and meetings of its directors and stockholders; (c) the Company's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, Orders and consents issued by any regulatory agency or other Governmental Body with respect to the Company, or any securities of the Company, and all applications for such permits, Orders and consents.

            2.18 No Brokers. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of the Company or any of its employees, officers, directors, stockholders, agents or affiliates.

            2.19 Bank Accounts. Item 2.19 sets forth a true and complete list of
(i) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons holding general or special powers-of-attorney from the Company and a summary of the terms thereof.

            2.20 Insurance. During the prior two years, the Company has maintained, and now maintains, policies of insurance and bonds of the type and in amounts customarily carried by persons or entities conducting businesses or owning assets similar in type and size to those of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of any of such policies or bonds. All policies of insurance and bonds now held by the Company are set forth in Item 2.20 or have been delivered to Parent together with the name of the insurer under each policy, the policy coverage amount and any pending claims under the policy.

            2.21 Environmental Matters.

                 2.21.1 To the best knowledge of the Company, during the period that the Company has owned or leased the premises occupied by it since the date of its organization, including the premises currently occupied by it, there have been no disposals, releases or threatened releases of Hazardous Materials on any such premises that might have a Material Adverse Effect on the Company. Neither the Company nor any Stockholder has any knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such premises, which may have occurred prior to the Company having taken possession of any of such premises that would have a Material Adverse Effect on the Company. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.21, "Hazardous Materials" mean any hazardous or toxic substance, material or waste that is or becomes prior to the Closing Date regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local law, statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                 2.21.2 To the best knowledge of the Company, during the time that the Company has owned or leased such premises, none of the premises currently owned or leased by the Company or any premises previously occupied by the Company has been or is in material violation of any federal, state or local law, statute, ordinance, rule, regulation or Order relating to industrial hygiene or to the environmental conditions in such premises.

                 2.21.3 To the best knowledge of the Company, during the time that the Company has owned or leased the premises currently occupied by it or any premises previously occupied by the Company, neither the Company, nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials that would have a Material Adverse Effect on the Company.

                 2.21.4 To the best knowledge of the Company, during the time that the Company has owned or leased the premises currently occupied by it or any premises previously occupied by the Company, there has been no Proceeding brought or threatened in writing against the Company, or any settlement reached by the Company with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                 2.21.5 To the best knowledge of the Company, during the time that the Company has owned or leased the premises currently occupied by it or any premises previously occupied by the Company, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

            2.22 Customers. The Company has made available to Parent a true and complete list of the names with the dollar value of sales to each of the customers of the Company having aggregate annual sales of $50,000 or more in any calendar year since January 1, 1996. Except as set forth in Item 2.22, the Company has no outstanding disputes with any such customer, except where the failure to resolve such dispute would not have a Material Adverse Effect on the Company.

            2.23 Accounts Receivable; Accounts Payable.

                 2.23.1 Item 2.23.1 sets forth a true and complete aged list of unpaid accounts and notes receivable owing to the Company, all of which are, and all receivables generated from the Agreement Date through the Closing Date will be, collectible in full in the ordinary course of business except to the extent that reserves have been established in the Company Financial Statements or are set forth in Item 2.23.1, which reserves, to the best knowledge of the Company, are sufficient. No such account has been assigned or pledged to any other person or entity and no defense or setoff to any such account has been asserted by the account obligor.

                 2.23.2 Item 2.23.2 sets forth a true and complete list of all accounts payable of the Company in an amount in excess of $10,000 as of March 31, 1999.

            2.24 Voting Agreement; Proxies. The Significant Stockholders (other than Teknekron Corporation) have executed Voting Agreements, and the Irrevocable Proxies attached thereto as Exhibit A ("Proxies"). If Teknekron Corporation exercises the Teknekron Option in whole or in part, then upon the request of Parent, Teknekron Corporation will execute and deliver to Parent a Voting Agreement and Irrevocable Proxy within three (3) days of such request.

            2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock that are issued and outstanding on the Record Date voting together as a single class is the only vote of the holders of any of the shares of the Company's capital stock necessary to approve this Agreement, the Merger, the Articles of Merger and the other Transactions. As used in this Section 2.25, the term "Record Date" means the record date for determining those stockholders of the Company who are entitled to vote at the Company Stockholders' Meeting (as defined in Section 4.4) or at any action taken by written consent of the Company's stockholders without a meeting under applicable law.

            2.26 Board Approval. The Board of Directors of the Company has unanimously (i) duly approved this Agreement, the Articles of Merger and the Merger, and (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders.

            2.27 No Existing Discussions. Neither the Company nor any director, officer, stockholder, employee or agent of the Company is engaged in any way, directly or indirectly, in any discussions, communications or negotiations with any third party relating to any Acquisition Proposal (as defined in Section 4.10).

            2.28 Year 2000 Compliance. The Company is conducting a comprehensive review of all operating codes, programs, utilities and other software, as well as all hardware and systems, utilized by the Company (collectively, "Systems") to determine whether such Systems are designed or have been remediated to record, store, process and present dates on or after January 1, 2000 ("Millennial Dates") in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a Millennial Date (such design and performance being referred to as "Y-2000 Compliant"). The Systems that have been tested by the Company as of the Agreement Date are identified in Item 2.28 and were either Y-2000 Compliant, or made to be Y-2000 Compliant, and the Company warrants the Y-2000 Compliant status thereof. If any Systems tested to date are or were not fully Y-2000 Compliant, such non-compliant Systems, or subparts thereof, are: (a) currently being modified, remediated, repaired, replaced, or otherwise made fully Y-2000 Compliant by the Company, and the scope and projected expense of said remediation is set forth in Item 2.28; or (b) such non-compliant Systems, or subparts thereof, are being superseded or phased out according to a written plan and schedule for system reorganization that is set forth in Item 2.28. To the best knowledge of the Company, all material vendors and suppliers to the Company are Y-2000 Compliant.

            2.29 Disclosure.

                 2.29.1 No statement made by the Company or the Stockholders in either this Agreement, its exhibits and the Company Disclosure Letter, nor any of the certificates to be delivered by the Company or the Stockholders to Parent under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                 2.29.2 None of the information supplied or to be supplied by or on behalf of the Company or the Stockholders for inclusion or incorporation by reference in any statement, recommendation, proposal or document provided to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 4.4) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

            2.30 Knowledge. As used in this Agreement, the term "knowledge" or "best knowledge" of the Company and/or the Stockholders shall mean the actual knowledge, after reasonable investigation, of any of the persons listed in
Schedule 2.30.

            2.31 Material Adverse Effect. As used with respect to the Company, Material Adverse Effect shall mean any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, employee base, business, prospects, operations or results of operations of the Company.

         3. REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO.

            Parent and Newco hereby represent and warrant to the Company that except as may be set forth in a Parent disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"; for all purposes of this Agreement, the statements contained in the Parent Disclosure Letter shall also be deemed to be representations and warranties made and given by the Parent under Article 3 of this Agreement), including items in the Parent Disclosure Letter referred to as "Items" below, each of the following representations, warranties and statements in this Article 3 are true and accurate as of the Agreement Date and will be true and accurate as of the Closing Date:

            3.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under California Law and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Newco is a corporation duly organized, validly existing and in good standing under Delaware Law and has the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted. Newco has not engaged in any business activity except for matters relating to its organization and the approval of this Agreement and the transactions contemplated herein. Parent has delivered to the Company true and complete copies of the currently effective Articles of Incorporation and Bylaws of Parent and Newco. Neither Parent nor Newco is in violation of its Articles of Incorporation or Bylaws.

            3.2 Power, Authorization and Validity.

                 3.2.1 Power and Authority. Parent has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Newco has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Newco is or will be a party that are required to be executed pursuant to this Agreement (the "Newco Ancillary Agreements") and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Newco Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Newco.

                 3.2.2 No Consents. No filing, authorization, approval or consent, governmental or otherwise, is necessary to enable Parent or Newco to enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Newco Ancillary Agreements, except for
(a) the filing by Parent of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and other transactions contemplated by this Agreement, (b) the filing of the Articles of Merger with the Secretaries of State of the States of Nevada and Delaware, (c) such filings as may be required to comply with federal and state securities laws, and (d) filings required under the HSR Act and the expiration of applicable waiting periods under the HSR Act.

                 3.2.3 Enforceability. This Agreement and the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Articles of Merger and the Parent Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein. This Agreement and the Newco Ancillary Agreements are, or when executed by Newco will be, valid and binding obligations of Newco, enforceable against Newco in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Articles of Merger and the Newco Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

            3.3 No Conflict. Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Newco Ancillary Agreements by Parent or Newco, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Articles of Incorporation or Bylaws of Parent or Newco as currently in effect; (ii) any federal, state, local or foreign Order, statute, rule or regulation applicable to Parent or Newco or any of their respective assets or properties; or (iii) any material Contract to which Parent or any of its subsidiaries (if any) is a party or by which Parent or any of its subsidiaries (if any) or any of their respective assets or properties are bound where termination, breach, impairment or violation would have a Material Adverse Effect on Parent or any of its subsidiaries, taken as a whole.

            3.4 SEC Filings.

                 3.4.1 Parent has made available to the Company true and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (in each case excluding copies of exhibits) filed by Parent with the SEC between December 31, 1998 and the Agreement Date pursuant to the 1933 Act or the 1934 Act, including without limitation the Parent 1998 10-K (collectively, the "Parent SEC Documents"). As of the time it was filed with the Securities and Exchange Commission (the "SEC") (or, if amended or superseded by a subsequent filing prior to the Agreement Date, then on the date of such subsequent filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act") (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 3.4.2 The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

            3.5 Proceedings; Orders. There is no pending Proceeding against Parent or any of its subsidiaries before any Governmental Body that, if determined adversely to Parent or such subsidiary, would have a Material Adverse Effect on Parent, or that could prevent, enjoin or materially alter or delay the consummation of the Merger or any other material transaction contemplated by this Agreement, nor, to Parent's knowledge, has any such Proceeding been threatened. There is no Order outstanding against Parent or any of its subsidiaries that would have a Material Adverse Effect on Parent, or that would prevent or enjoin Parent from consummating the Merger.

            3.6 No Material Adverse Change. Except as set forth in Parent SEC Documents or Parent press releases filed or issued prior to the date of this Agreement, since December 31, 1998 there has not been any material adverse change in the financial condition, properties, assets, liabilities, business, prospects, results of operations or operations of Parent and its subsidiaries, taken as a whole. (For purposes of this Section 3.6, the parties agree that a change in the market price of Parent's common stock shall not, of itself, constitute a material adverse change of the type described in this Section 3.6).

            3.7 No Brokers. Other than Warburg Dillon Read LLC, whose fees and expenses will be paid by Parent, Parent is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Articles of Merger or in connection with any transaction provided for herein or therein.

            3.8 Disclosure. No statement made by Parent in either this Agreement, its exhibits and the Parent Disclosure Letter, nor any of the certificates to be delivered by the Parent to Company under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

            3.9 Material Adverse Effect. As used with respect to Parent, Material Adverse Effect shall mean any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, employee base, business, prospects, operations or results of operations of the Parent and its subsidiaries, taken as a whole, provided, however, that any change in the market price of Parent's common stock shall not, of itself, constitute or be considered to cause a Material Adverse Effect.

            3.10 Knowledge of Parent. As used in this Agreement, the term "knowledge" of Parent shall mean the actual knowledge, without independent investigation, of any or all of Michael Margolis, Gilles Godin or Ronald Buckly prior to the Agreement Date.

         4. PRE-CLOSING COVENANTS OF THE COMPANY.

            During the period from the Agreement Date until the earlier to occur of the (i) Effective Time or (ii) the termination of this Agreement in accordance with Article 9, the Company and Stockholders covenant to and agree with Parent as follows:

            4.1 Advice of Changes. The Company and each Stockholder will promptly advise Parent in writing, to the full extent of such person's knowledge, (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company or the Stockholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's financial condition, properties, assets, liabilities, business, financial performance, results of operations or prospects. The Company will deliver to Parent within fifteen (15) days after the end of each fiscal quarter and each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations for such period, which financial statements will be prepared in the ordinary course of the Company's business, consistent with its past practices in conformity with the Company's books and records and GAAP, and will present fairly and accurately in all respects the financial position of the Company at such dates and for such periods.

            4.2 Maintenance of Business. The Company will carry on and preserve its business and its relationships with creditors, customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the Agreement Date until the Closing Date. If the Company or any Stockholder becomes aware of a material deterioration in the Company's relationship with any creditor, customer, supplier or key employee, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert its reasonable best efforts to restore such relationship.

            4.3 Conduct of Business. Except as otherwise expressly provided in this Agreement, as listed in Item 4.3, or as approved or recommended by Parent in writing, the Company will not without the prior written consent of Parent:

                 (a) borrow any money, or incur any liability or indebtedness other than in the ordinary course of business;

                 (b) enter into any Contract or transaction not in the ordinary course of business or involving current or future payments by the Company (whether fixed, contingent or otherwise), expenses or capital expenditures in excess of $100,000;

                 (c) grant any lien, security interest, mortgage or other encumbrance on or interest in any of its assets or properties;

                 (d) except for the Merger, merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or Contract for such purpose;

                 (e) sell, transfer or dispose of any of its material assets except in the ordinary course of business consistent with past practice;

                 (f) enter into any material Contract for the purchase, sale, lease or license of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice, or enter into any Contract of the types and applicable dollar thresholds described in Section 2.11;

                 (g) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;

                 (h) pay any bonus, royalty, increased salary or special remuneration to any director, officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Parent) or enter into any new employment or consulting agreement with any officer or key employee, or enter into any new agreement or plan of the type described in
Section 2.16.4;

                 (i) change any of its accounting methods, except as required by GAAP;

                 (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock or securities convertible or exchangeable for its capital stock;

                 (k) amend, modify or terminate any Contract to which it is a party except those amended, modified or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                 (l) lend any amount to any person or entity, other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                 (m) guarantee or act as a surety for any debt or obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

                 (n) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                 (o) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                 (p) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                 (q) amend its Articles of Incorporation or Bylaws or other charter documents;

                 (r) agree to any audit assessment by any tax authority or Governmental Body or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Parent for its review prior to filing;

                 (s) grant, sell, license or transfer any of the Company's technology or any of the Company Intellectual Property, except in the ordinary course of business consistent with past practice, or take any action which could have the effect of placing any of the Company Intellectual Property in the public domain;

                 (t) change any insurance coverage or issue any certificates of insurance;

                 (u) terminate the employment of any key employee listed in Item 2.10(m);

                 (v) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of the Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of the Company or (ii) the vesting or release of any shares of capital stock or other securities of the Company from any repurchase options or rights of refusal held by the Company or any other party or any other restrictions unless such accelerations/modifications are expressly contemplated by this Agreement;

                 (w) agree, whether orally or in writing, to do any of the things described in the preceding clauses 4.3(a) through 4.3(v).

            4.4 Approval of the Company's Stockholders. The Company shall hold a stockholders' meeting (the "Company Stockholders' Meeting") as promptly as reasonable after the date of this Agreement, to submit this Agreement, the Merger and approval of any related agreements or transactions for the consideration and approval of the stockholders of the Company, or shall solicit the written consent of its stockholders at the earliest practicable date, which approval shall be recommended by the Company's Board of Directors and the Company shall use its best efforts to obtain such stockholders' approval (the vote taken at such Company Stockholders' Meeting or by the solicitation of such written consent of the stockholders of the Company is hereinafter referred to as the "Company Stockholder Vote"). Such Company Stockholders' Meeting or action by written consent shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with the Company's Articles of Incorporation and Bylaws, both as amended, and in compliance with applicable law. The Company will cause a proxy statement (the "Proxy Statement") to be delivered to each stockholder of the Company at least ten (10) business days prior to the taking of the Company Stockholder Vote. The Company will not put any proposal up for the vote of its stockholders (as part of the Company Stockholder Vote or otherwise) other than the proposal to approve this Agreement and the Merger, without obtaining Parent's prior written consent to do so, which consent will not be unreasonably withheld, consistent with the provisions, purposes and intent of this Agreement.

            4.5 Proxy Statement. The Company will be solely responsible for any statement, information or omission in the Proxy Statement relating to the Company or its affiliates.

            4.6 Regulatory Approvals. The Company will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, whether federal, state, local or foreign, which may be required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other Transactions. The Company will use its diligent efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

            4.7 Acceleration of Company Options. The Company will duly and validly accelerate all Company Options prior to the Effective Time.

            4.8 Necessary Consents. The Company will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to facilitate and allow the consummation of the Transactions and to facilitate and allow Parent to carry on the Company's business after the Effective Time substantially as such business was conducted by the Company prior to the Effective Time.

            4.9 Proceedings and Orders. The Company will notify Parent in writing promptly after learning of (i) any Proceeding by or before any court or other Governmental Body, initiated by or against it, or known by it to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such; or (ii) any Order relating to the Company.

            4.10 No Other Negotiations. From and after the Agreement Date until the earlier of the Effective Time or termination of this Agreement pursuant to
Article 9, the Company and the Stockholders shall not, and will instruct their respective representatives not to, directly or indirectly, (x) solicit, initiate or knowingly or recklessly encourage the making, submission or announcement of, any Acquisition Proposal by any person, entity or group (other than Parent and its representatives), or (y) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford any access to the properties, books or records of the Company to, or otherwise assist or facilitate, or enter into any Contract, agreement or understanding with, any person, entity or group (other than Parent and its representatives), in connection with any Acquisition Proposal with respect to the Company. Without limiting the generality of the foregoing, the Company and the Stockholders acknowledge and agree that any violation of any of the restrictions set forth in the preceding sentence by any representative of the Company or any Stockholder shall be deemed to constitute a breach of this
Section 4.10 by the Company. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales or licenses of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 10% (or 20% for purposes of Section 9.3(c)) or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% (or 20% for purposes of Section 9.3(c)) or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto);
(iv) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the 1933 Act; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any such transaction listed in (i)-(v) when consummated with an entity other than Parent to be referred to as an "Alternative Transaction"). The Company and the Stockholders will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company or a Stockholder will (A) notify Parent as promptly as practicable if it receives any proposal or written inquiry or written request for the Company in connection with an Acquisition Proposal or potential Acquisition Proposal and (B) as promptly as practicable notify Parent of the significant terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article 9, the Company will not, and will instruct its representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

            4.11 Access to Information. Until the Closing Date, the Company will provide Parent and its agents with full access to the files, books, records, documents, personnel and offices of the Company, including, without limitation, any and all information relating to the Company's Taxes, Contracts, real, personal and intangible property, and financial condition, necessary for Parent to complete its diligence review of the Company's products and technology, subject to the terms of the Mutual Nondisclosure Agreement between Parent and Company dated December 15, 1998, as amended to date (the "Mutual Nondisclosure Agreement"). The Company will cause its accountants to cooperate with Parent and its agents in making available all financial information requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

            4.12 Satisfaction of Conditions Precedent. The Company and the Stockholders will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and the Company will use its best efforts to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all consents, waivers and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or required on its part in order to effect the transactions provided for herein. In particular, the Company will use its best efforts to cause the Merger to become effective in accordance with this Agreement not later than May 31, 1999.

            4.13 Securities Laws. The Company and the Stockholders shall assist Parent to the extent necessary to comply with the securities and blue sky laws of all jurisdictions applicable in connection with the Merger.

            4.14 Notification of Employee Problems. The Company will promptly notify Parent if any of the Company's directors or officers becomes aware that any of the employees listed in Item 2.10(m) intends to leave its employ.

            4.15 Company Dissenting Shares. As promptly as practicable after the date of the Company Stockholder Vote and prior to the Closing Date, the Company will furnish Parent with the name and address of each holder (or potential holder) of any Company Dissenting Shares and the number of Company Dissenting Shares (or potential Company Dissenting Shares) owned by each such holder.

            4.16 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements and proxies applicable to or affecting any outstanding shares or other securities of the Company (other than the Voting Agreements and the related Proxies referred to in Section 2.24) will be duly terminated and canceled by no later than immediately prior to the Effective Time.

            4.17 Invention Assignment and Confidentiality Agreements. The Company will obtain from each employee, contractor and consultant of the Company who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by the Company, including but not limited to Company Intellectual Property, or to any other confidential or proprietary information of the Company or its clients, an invention assignment and confidentiality agreement in a form acceptable to Parent, duly executed by such employee, contractor or consultant and delivered to the Company.

            4.18 Company Employee Plans and Benefit Arrangements. The Company shall take all such actions as contemplated under Section 1.3(b) with respect to the Company Options. The Company shall not issue any shares of its capital stock under any employee benefit plan and shall terminate any Company Benefit Arrangement that is governed by Section 401(k) of the Code immediately prior to the Effective Time upon the request of Parent. The Company agrees to cooperate with Parent after the Effective Time to complete any steps necessary to finalize the plan termination, including but not limited to distribution of plan assets. In the event that the distribution or rollover of assets from the trust of a Code Section 401(k) plan that is terminated will trigger liquidation, surrender or other fees that will be imposed on the terminated plan or any participant or beneficiary of such terminated plan, the Company shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to Parent prior to the Effective Time. Any Company Benefit Arrangement that is governed by Section 401(k) of the Code and relies on a standardized prototype document shall be amended prior to the Effective Time so as not to require all corporations that are members of the same controlled group of corporations as the employer sponsoring such plan to participate in such plan. The Company shall file any delinquent Form 5500s through the Department of Labor Delinquent Filer Voluntary Compliance Program prior to the Effective Time.

            4.19 Takeover Statutes. If any fair price, moratorium, control share acquisition or other similar takeover statute shall become applicable to any of the Transactions, the

Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other Transactions may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transaction.

            4.20 Closing of Merger. The Company and the Significant Stockholders will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to the Company's obligations to effect the Merger under
Article 7 hereof have been satisfied or waived by the Company and Parent elects to consummate the Merger.

            4.21 Termination of Management Agreement. The Company will duly and validly terminate prior to the Effective Time the Management Agreement or any similar agreements with Teknekron Corporation without any further obligation or liability to the Company or Parent.

         5. COVENANTS OF PARENT.

            During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 9, Parent covenants to and agrees with the Company as follows:

            5.1 Advice of Changes. Parent will promptly advise the Company in writing of any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Newco contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect.

            5.2 Satisfaction of Conditions Precedent. Parent will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, and Parent will use its best efforts to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all consents, waivers and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or required on its part in order to effect the Transactions. In particular, Parent will use its best efforts to cause the Merger to become effective in accordance with this Agreement not later than May 31, 1999.

            5.3 Regulatory Approvals. Parent will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, whether federal, state, local or foreign, that may be reasonably required, in connection with the consummation of the Merger or any other Transaction. Parent will use diligent efforts to obtain all such authorizations, approvals and consents.

         6. CLOSING MATTERS.

            6.1 The Closing. Subject to termination of this Agreement as provided in Article 9 below, the Closing will take place at the offices of Bryan Cave LLP, 120 Broadway, Suite 500, Santa Monica, California 90404 at 10:00 a.m., Pacific Time, on or before June 11, 1999, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as the Company and Parent may mutually select (the "Closing Date"). Prior to or concurrently with the Closing, the Articles of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the Secretaries of State of the States of Nevada and Delaware. Accordingly, the Merger will become effective at the Effective Time.

         7. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

            The Company's obligations under this Agreement are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed on behalf of the Company by its Chief Executive Officer):

            7.1 Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in Article 3 (as qualified by the Parent Disclosure Letter) shall be true and accurate in all material respects on and as of the Agreement Date and the Closing Date as if made on and as of the Closing Date, and the Company shall have received a certificate to such effect executed on behalf of Parent by an executive officer of Parent (except for any such representations or warranties that, by their terms, speak only of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates).

            7.2 Covenants. Parent shall have performed and complied in all material respects with all of its covenants contained in Article 5 on or before the Closing Date, and the Company shall have received a certificate to such effect executed on behalf of Parent by an executive officer of Parent.

            7.3 Requisite Approvals. The Merger and the principal terms of this Agreement shall have been duly and validly approved and adopted by the Company's stockholders, in accordance with applicable laws and Company's Articles of Incorporation and Bylaws. The principal terms of this Agreement will have been duly and validly approved and adopted by Parent's Board of Directors in accordance with applicable laws and Parent's Articles of Incorporation and Bylaws. The principal terms of this Agreement will have been approved and adopted by Newco's Board of Directors and sole stockholder in accordance with applicable law and Newco's Articles of Incorporation and Bylaws.

            7.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or Proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Body, any Order, legislative enactment, statute, regulation or Proceeding by any court, arbitrator, arbitration panel or Governmental Body or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

            7.5 Government Consents; HSR Act Compliance. There shall have been obtained at or prior to the Closing Date such permits, consents or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority or Governmental Body having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws and the expiration or termination of the waiting period under the HSR Act.

            7.6 Documents. The Company shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by the Company's legal counsel to consummate the transactions provided for in this Agreement and the Articles of Merger.

            7.7 Opinion of Parent's Counsel. The Company shall have received from Fenwick & West LLP, counsel to Parent and Newco, an opinion substantially in the form of Exhibit 7.7.

            7.8 Agreements. Parent shall have duly executed and delivered the Escrow Agreement and the Note and Security Agreement.

            7.9 No Material Adverse Change. There will not have been any material adverse change in the financial condition, properties, assets, liabilities, business, employee base, results of operations or prospects of Parent and its subsidiaries, taken as a whole, since the Agreement Date, and the Company shall have received a certificate to such effect executed on behalf of Parent by an executive officer of Parent. The parties agree that a change in the market price of Parent's common stock shall not, of itself, constitute a material adverse change of the type described in this Section 7.9.

         8. CONDITIONS TO OBLIGATIONS OF PARENT AND NEWCO.

            The obligations of Parent and Newco under this Agreement are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed on behalf of Parent by its Chief Executive Officer):

            8.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and the Stockholders set forth in Article 2 (as qualified by the Company Disclosure Letter) shall be true and accurate in all material respects on and as of the Agreement Date and the Closing Date as if made on and as of the Closing Date, and Parent shall have received a certificate to such effect executed on behalf of the Company by its Chief Executive Officer (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates).

            8.2 Covenants; No Material Adverse Change. The Company and the Stockholders shall have performed and complied in all material respects with all of the covenants contained in Article 4 on or before the Closing and Parent shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer. There shall not have occurred any material adverse change in the financial condition, properties, assets, liabilities, business, employee base, results of operations, operations or prospects of the Company since the Agreement Date, and Parent shall have received a certificate to such effect executed on behalf of the Company by its Chief Executive Officer.

            8.3 Compliance with Law; No Legal Restraints; No Litigation. There shall be no Order by any court or other Governmental Body or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement. No litigation or Proceeding shall be pending or threatened which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation, Proceeding or Order shall be pending or threatened that could reasonably be expected to have a Material Adverse Effect on the Company that has not been previously disclosed to Parent.

            8.4 Government Consents; HSR Act Compliance. There shall have been obtained at or prior to the Closing Date such permits, consents or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority or Governmental Body having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws and the expiration or termination of the waiting period under the HSR Act.

            8.5 Opinion of the Company's Counsel. Parent shall have received from Bryan Cave LLP, counsel to the Company and the Stockholders, an opinion substantially in the form of Exhibit 8.5.

            8.6 Requisite Approvals. The terms of this Agreement and the Articles of Merger shall have been approved and adopted by: (a) the Company's Board of Directors and (b) the written consent or affirmative vote of stockholders of the Company as described in Section 2.25.

            8.7 Restriction on Dissenting Shares. The number of the outstanding shares of Company Common Stock that have not affirmatively voted in favor of the Merger and are eligible to exercise or perfect any statutory appraisal rights of dissenting stockholders under applicable law will not exceed that number of such shares that represented five percent (5%) of the shares of the Company Common Stock outstanding on the Record Date (as defined in Section 2.25).

            8.8 Documents. Parent shall have received duly executed copies of all written consents, assignments, waivers, authorizations or other certificates deemed necessary by Parent's legal counsel to provide for the continuation in full force and effect of any and all material Contracts of the Company and its subsidiaries, and for Parent to consummate the transactions provided for in this Agreement and the Articles of Merger.

            8.9 Escrow Agreement. The Representatives and the Escrow Agent shall have duly executed and delivered to Parent the Escrow Agreement.

            8.10 Non-Competition Agreements. Each person or entity listed on
Schedule 8.10 shall have duly executed and delivered to Parent a Non-Competition Agreement.

            8.11 Continued Employment of Certain Personnel. Each of the employees listed on Schedule 8.11 who are currently employees of the Company,
(a) shall have continued to be employed as full-time employees of the Company at all times from the Agreement Date through the Effective Time and (b) shall have accepted offers of continued employment with the Company following the Effective Time pursuant to written employment offer letters or agreements satisfactory to Parent in which such persons will have agreed to continue to be full-time employees of the Company for a period of not less than two (2) years after the Effective Time except as approved by Parent. Not less than 80% of the Company's employees as of the Agreement Date shall remain employed by the Company on the Closing Date.

            8.12 Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time of the Merger will have resigned as directors in writing effective as of the Effective Time.

            8.13 Due Diligence. Parent and its representatives shall have completed a due diligence review of the condition (financial and otherwise), operations, customer arrangements, intellectual property, business and prospects of, and any other matters relating to, the Company, and the results of such due diligence shall be satisfactory to Parent in its sole discretion.

         9. TERMINATION.

            9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

                 (a) by the mutual written agreement of Parent and the Company;

                 (b) at any time after ninety days after the Agreement Date, by either Parent or the Company if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party;

                 (c) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, or if any representation of Parent will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Parent or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Article 7 has become impossible or impracticable (other than as a result of the Company's or any Stockholder's failure to comply with or perform its covenants or obligations under this Agreement or any Company Ancillary Agreement or Stockholder Ancillary Agreement), provided, however, that if such breach or failure of condition shall be curable by Parent, then the Company may not terminate this Agreement unless Parent fails to cure within thirty (30) days after written notice thereof from the Company (except that no cure period will be provided for a breach by Parent which by its nature cannot be cured);

                 (d) by Parent, if (i) there has been a breach by the Company or a Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement

(other than a breach of Section 4.10) on the part of the Company or a Stockholder, or if any representation of the Company or a Stockholder will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on the Company or (ii) Parent reasonably determines that the timely satisfaction of any condition set forth in Article 8 has become impossible or impracticable (other than as a result of the Parent's failure to comply with or perform its covenants or obligations under this Agreement or any Parent Ancillary Agreement); provided, however, that if such breach or failure of condition shall be curable by the Company or a Stockholder, as the case may be, then Parent may not terminate this Agreement unless the Company or such Stockholder fails to cure within thirty (30) days after written notice thereof (except that no cure period will be provided for a breach by the Company or a Stockholder which by its nature cannot be cured);

                 (e) by Parent, if there is a breach of Section 4.10;

                 (f) by either Parent or the Company, if a permanent injunction or other Order by any federal or state court that would make illegal or otherwise restrain, enjoin or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable;

                 (g) by either Parent or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

                 (h) by Parent, if any of the following shall occur:

                     (i) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of the Company shall have amended or modified in a manner adverse to Parent such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

                     (ii) the Board of Directors of the Company shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

                     (iii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its stockholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; or

                     (iv) an Acquisition Proposal (other than a tender or exchange offer relating to the securities of the Company) is publicly announced, and, upon Parent's request, the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such request; or

                 (i) by Parent, in the event of a tender or an exchange offer relating to the securities of the Company which is accepted by more than fifty percent (50%) of the outstanding shares of the Company Common Stock.

                 Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

            9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, except as otherwise provided in this Article 9, such termination shall be without liability or obligation of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement (except that the parties to this Agreement shall under all circumstances remain bound by the terms and provisions of the Mutual Nondisclosure Agreement); provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 9.2, Sections 9.3 and 9.4 and Article 11 shall survive any termination hereof pursuant to Section 9.1.

            9.3 Termination Fee.

            If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

                 (a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Section 9.2 and
Article 11;

                 (b) if this Agreement is terminated by Parent pursuant to
Section 9.1(e), (g), (h) or (i), then the Company shall pay to Parent, in cash, a non-refundable fee in the amount of $8,000,000 (the "Termination Fee"), within twenty (20) days of such termination;

                 (c) if, within 180 days of any termination of this Agreement pursuant to Section 9.1(d)(i), the Company shall engage in any Alternative Transaction, as defined in Section 4.10, then the Company shall pay to Parent the Termination Fee in cash within three (3) business days after the effective date of such Alternative Transaction;

                 (d) the parties shall, in all events, remain bound by the terms and provisions of the Mutual Nondisclosure Agreement; and

                 (e) both Parent and the Company shall be entitled to announce the termination of this Agreement.

            9.4 Non-Exclusivity of Termination Rights. The termination rights and obligations provided in this Article 9 shall not be deemed to be exclusive, provided, however, that the payment of the Termination Fee pursuant to Sections 9.3(b) and (c) hereof shall be Parent's exclusive remedy in the event of a termination of this Agreement pursuant to Sections 9.3(b) and (c) in which the Termination Fee is paid.

         10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS.

            10.1 Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in any certificate, document or instrument delivered pursuant hereto or in connection herewith will remain operative and in full force and effect, regardless of any investigation made by the parties, until the one year anniversary of the Closing Date (the "Expiration Date"); provided, however, that the representations and warranties contained in Sections 2.8 and 2.16 shall survive until the expiration of the statute of limitations for any claims made thereunder; and provided further that the representation and warranties made by Parent in Article 3 shall survive until the later of (i) the Expiration Date or (ii) the payment in full of the Notes.

            10.2 Indemnification by Significant Stockholders. Subject to the limitations set forth in this Section 10.2, the Significant Stockholders hereby severally indemnify and hold harmless Parent and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the 1933 Act (collectively, "Parent Indemnified Parties") from and against any and all claims, demands, actions, causes of action, judgments, fines, penalties, obligations, losses, costs, damages, liquidated damages, liabilities and expenses including, without limitation, the reasonable fees and disbursements of legal counsel, investigators, consultants, accountants and other professionals (collectively, "Damages") incurred or suffered by any such Parent Indemnified Party arising from, by reason of or in connection with, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants or agreements given or made by the Company or any Stockholder in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or by a Company stockholder pursuant hereto or in connection herewith; provided, however, that the maximum aggregate indemnification obligation of the Significant Stockholders as a group under this Article 10 shall not exceed (a) the aggregate gross amount of the Per Share Payments payable to the Significant Stockholders as a group under Sections 1.3(a)(ii) and 1.3(b)(i) for all Damages arising out of or relating to the breach of any representation or warranty set forth in Section 2.1, 2.2 or 2.3; (b) $36,000,000 for all Damages arising out of or relating to the breach of any representation or warranty set forth in Section 2.6; (c) an aggregate of $36,000,000 for all Damages arising out of or relating to the breach of any representation or warranty set forth in Sections 2.8 or 2.16; (d) $41,000,000 for all Damages arising out of or relating to the breach of any representation or warranty set forth in Section 2.13; or (e) an aggregate of $14,400,000 for all Damages arising out of or relating to the breach of any representation or warranty set forth in any Section of Article 2 other than those Sections described in the foregoing clauses or Damages covered by the last sentence of this Section 10.2, the maximum individual indemnification obligation of each Significant Stockholder shall not exceed the gross consideration payable under Section 1.3 to such Significant Stockholder, and all indemnification obligations of the Significant Stockholders under this Article 10 shall be allocated proportionally among the Significant Stockholders pro rata based on the gross consideration payable to each Significant Stockholder under Section
1.3. The Significant Stockholders shall settle any claims for indemnification by first returning to Parent Notes from the Escrow, and if the aggregate amount of Damages exceeds the value of such escrowed Notes, then the Significant Stockholders shall severally fulfill such indemnification obligations in cash or Notes. The indemnification provided for in this Section 10.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $2,000,000, in which event the Significant Stockholders shall, subject to the foregoing limitations, be obligated to indemnify the Parent Indemnified Parties in accordance with this Section 10.2 for any and all such Damages relating back to the first dollar of Damages. None of the provisions of this Section 10.2 or of the Escrow Agreement shall limit liability with respect to (i) claims of intentional misrepresentation or fraud, (ii) any criminal matters, or (iii) any claim concerning title to the shares of the Company's capital stock, provided, however, that by agreement to the Merger, each Company stockholder agrees severally to indemnify Parent from and against all Damages relating to any breach of the representations or warranties set forth in Section 2.1.4 with respect to the shares of Company Common Stock surrendered by such Company Stockholder at the Closing or concerning title to the Company's capital stock, and further provided, that the maximum indemnification obligation of any Company stockholder under this Section 10.2 shall not exceed the gross amount payable under Section 1.3 to such Company stockholder, and that all such liability for indemnification under this Article 10 shall be several. Notwithstanding the foregoing, neither the Company nor any Significant Stockholder shall have any liability to Parent for Damages arising out of or relating to the breach by any other Significant Stockholder of an Employment Agreement or a Non-Competition Agreement to which such breaching stockholder is a party. Any reference herein to the "gross amount or consideration payable" under Section 1.3 or a specific subsection thereof, or words to such effect, shall include in determining the gross amount amounts reduced or offset for Escrow Amounts, Promissory Notes paid down by the Parent under Section 1.3(a)(iii) or exercise price of Company Options which are bought out by Parent under Section 1.3(b), as is applicable to a specific stockholder or group of stockholders.

            10.3 Indemnification by Parent. Parent shall indemnify and hold harmless the Significant Stockholders (collectively, the "Company Indemnified Parties", which together with the Parent Indemnified Persons are referred to as the "Indemnified Parties") from and against any and all Damages arising out of or relating to any misrepresentation or breach or default in connection with any of the representations, warranties, covenants or agreements given or made by Parent in this Agreement or in any certificate, document or instrument delivered by or on behalf of Parent pursuant hereto or in connection herewith; provided, however, that the maximum aggregate indemnification obligation of Parent under this Article 10 (the "Parent Cap") shall not exceed $5 million, except for Damages arising out of or relating to the breach of any representation or warranty set forth in Sections 3.1, 3.2 or 3.3, as to which the Parent Cap shall not be applicable. The indemnification provided for in this Section 10.3 shall not apply unless and until the aggregate Damages for which one or more Company Indemnified Parties seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $1,000,000, in which event Parent, subject to the foregoing limitations, shall be obligated to indemnify the Company Indemnified Parties in accordance with this Section 10.3 for any and all such Damages relating back to the first dollar of Damages.

            10.4 Procedures. Thomas Loo and Gary Crockett shall act as Representatives of the Significant Stockholders for all purposes of the Escrow Agreement and the indemnification provisions of this Article 10, are duly authorized to be such Representatives and may bind the Significant Stockholders with respect thereto. Promptly after the receipt by an Indemnified Party of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnifying Party") and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "Claim"). A Parent Indemnified Party shall give notice of a Claim (a "Notice of Claim") to the Significant Stockholders by delivering such Notice of Claim to either of the Representatives. An Indemnified Party may assert a Claim at any time prior to the expiration of the applicable survival period in Section 10.1. No delay on the part of an Indemnified Party in giving an Indemnifying Party a Notice of Claim will relieve such Indemnifying Party of any of its obligations under this Article 10 (provided that such Notice of Claim is timely given prior to the expiration of the applicable survival period in Section 10.1) unless (and then only to the extent) that such Indemnifying Party is materially prejudiced thereby. Within twenty (20) days of delivery of such written notice, the Indemnifying Party may, at the expense of such Indemnifying Party, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to the Indemnified Party, both as set forth in Section 10.5 herein, or notify the Indemnified Party in writing that it disputes the claim for indemnity.

            10.5 Third-Party Claims. The following procedures shall apply to claims for indemnification by an Indemnified Party with respect to Third Party Claims (as defined herein).

                 10.5.1. Following the Closing, promptly following receipt of verbal or written notice to Parent or to any other Indemnified Party of a Third Party Claim (as defined below), such Indemnified Party shall give a Notice of Claim regarding such Third Party Claim to the Indemnifying Party and if applicable the Escrow Agent. A "Third Party Claim" means any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Party that is based upon, or includes assertions that would, if true, constitute: (a) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by the Company or the Stockholders in this Agreement or in the Company Disclosure Letter or in any certificate delivered by or on behalf of the Company or the Stockholders or an officer of the Company pursuant thereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); or (b) any untrue statement of a material fact in the Proxy Statement or omission of any material fact from the Proxy Statement necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which such statements were made, not misleading.

                 10.5.2. If a Third-Party Claim shall be brought or asserted against Parent or any other Parent Indemnified Party and such Third-Party Claim, if determined adversely to such Indemnified Party, would entitle such Indemnified Party to indemnity against any liability, damages and expenses claimed or reasonably likely to be incurred in or as a result of such Third-Party Claim pursuant to this Article 10, then, subject to the terms and conditions of this Agreement, the Representatives will have the right, at the Representatives' sole option, and at the Significant Stockholders' sole cost and expense without right of reimbursement from the Escrow Amount, Parent or from any other Indemnified Parties, to assume and control the defense of all Indemnified Parties against such Third-Party Claim with reputable legal counsel of the Representatives' choice that is reasonably satisfactory to Parent and the affected Indemnified Party(s), so long as: (A) the Representatives notify Parent and each affected Indemnified Party in writing that Representatives will assume and control the defense of such Third-Party Claim within twenty (20) days after Parent has given a Notice of Claim to the Representatives with respect to such Third-Party Claim; (B) the Representatives conduct the defense of the Third-

Party Claim actively and diligently at all times; and (C) the legal counsel chosen by the Representatives do not have any conflict of interest in representing the interests of Parent or any of the affected Indemnified Party(s).

                 10.5.3. So long as the Representatives are conducting the defense of the Third-Party Claim in accordance with Section 10.5.2 above: (A) Parent and each Indemnified Party may retain separate co-counsel and participate in the defense of the Third-Party Claim at its own cost and expense and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent no attorney-client privilege is thereby waived; (B) Parent and each Indemnified Party may participate in settlement negotiations with respect to the Third-Party Claim; and (C) the Representatives will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim unless (1) Parent and each of the affected Indemnified Parties consent thereto in writing (which consent will not unreasonably be withheld) or (2) the settlement, compromise or consent includes an unconditional release from all liability in favor of Parent and each Indemnified Party. If the Representatives do not elect to assume control of or otherwise participate in the defense or settlement of any Third-Party Claim, or if the Representatives so elect but any of the conditions in Section 10.5.2 above is not satisfied or becomes unsatisfied, then: Parent and the affected Indemnified Parties may control the defense of and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim, provided, however, that the Representatives (x) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim so long as the receipt of such documents by the Representatives does not affect any privilege relating to the Indemnified Party, and (y) may participate in settlement negotiations with respect to the Third-Party Claim and Parent, and the Indemnified Parties shall not enter into any settlement of such Third-Party Claim without the prior written consent of the Representatives (which consent shall not be unreasonably withheld), provided, that if the Representatives shall have consented to any such settlement, then the Representatives shall have no power or authority to object to any claim by any Indemnified Party for indemnity under this Article 10 for the amount of such settlement; and (3) the Significant Stockholders will remain responsible (to the extent provided in this Article 10) to indemnify all Indemnified Parties for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this
Article 10.

            10.6 Resolution of Conflicts; Arbitration. In case an Indemnifying Party shall dispute any Claim in writing, the Indemnified Party and the Indemnifying Party shall meet within ten days of notification of such dispute and attempt to agree upon the rights of the respective parties with respect to such Claim. The Representatives shall attend any meeting under this Section 10.6 in place of a Significant Stockholder. If the Indemnified Party and the Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute part of the Escrow Amount in accordance with the terms thereof. If the Indemnified Party and the Indemnifying Party fail to meet or if no such agreement can be reached after such meeting, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. The Indemnifying Party and the Indemnified Party shall each select an arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years experience both in arbitration and in the telecommunications industry. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties (which shall be limited to reasonable document production) about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent of a court of competent law or equity, should the arbitrators determine the discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any Claim shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Amount in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions of law which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles, California under the rules then in effect of J.A.M.S./ENDISPUTE or its successor. For purposes of this Section 10.6, in any arbitration hereunder in which any Claim is at issue, the Indemnified Party shall be deemed to be the non-prevailing party in the event that the arbitrators award the Indemnified Party less than the sum of fifty percent (50%) of the disputed amount plus any amounts not in dispute; otherwise, the Indemnifying Party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

            10.7 Other Indemnification Provisions.

                 10.7.1 Notwithstanding anything to the contrary in this Agreement, each of the Significant Stockholders hereby agrees that such Significant Stockholder will not make any claim for indemnification against Company or Parent by reason of the fact that such Significant Stockholder was a director, officer, employee or agent of Company or was serving at the request of Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for Damages or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Parent against Company or such Significant Stockholder. The foregoing shall not limit or affect any other right of the Significant Stockholders to seek indemnification or advancement of expenses by Company (whether such right is pursuant to statute or to the Company's charter documents or bylaws) in connection with any other proceeding brought by Parent other than under this
Article 10 to which a Significant Stockholder becomes a party.

                 10.7.2 The amount of any Damages for which indemnification is provided under Section 10.2 or Section 10.3 shall be (i) net of any amounts recovered (net of the cost of recovery of such amounts) by any Indemnified Party under insurance policies with respect to such Damages and (ii) reduced to take account of any net tax benefit (if any) actually realized by any Indemnified Party arising from the incurrence or payment of any such Damages.

                 10.7.3 Payments for Claims that are determined to be payable by the Significant Stockholders in accordance with this Section 10 will be deducted from the Escrow Amount in proportion to each Significant Stockholder's respective percentage interests in the Escrow Amount.

         11. MISCELLANEOUS.

            11.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

            11.2 Assignment; Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment not permitted by this Section shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            11.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

            11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended only by a writing signed by Parent, the Company and Stockholders holding at least 50% of the outstanding Company Common Stock. This Agreement may be amended by the parties hereto at any time before or after approval of the Company stockholders. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

            11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

            11.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

            11.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

            11.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by mail or express delivery, postage prepaid, or telecopy (confirmed in writing) and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                      (i)    If to Parent and/or Newco:

                             Tekelec
                             26580 West Agoura Road
                             Calabasas, CA 91302
                             Attention: General Counsel
                             Fax: 818/ 880-0176

                             with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, California  94306
                             Attention:  Dennis R. DeBroeck
                             Fax:  415-494-1417

                      (ii)   If to the Company and/or the Significant
                             Stockholders:

                             IEX Corporation
                             2425 North Central Expressway
                             Richardson, TX 75080-2736
                             Attention:  President
                             Fax: 972/301-4854
                             with a copy to the Representatives, in case of:

                             Bryan Cave LLP
                             120 Broadway, Suite 500
                             Santa Monica, CA  90404
                             Attention:  Thomas Loo, Esq.
                             Fax: 310-576-2200

            or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 11.10.

            11.11 Construction of Agreement. The language hereof will not be construed for or against any party. A reference to an article, Section or exhibit will mean an Article or Section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

            11.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            11.13 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other parties to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

            11.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            11.15 Public Announcement. Parent and the Company will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Parent may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate under applicable securities laws or NASD rules after reasonable consultation, where possible, with the Company. The Company and the Stockholders will not make any other public announcement or disclosure of the transactions contemplated by this Agreement. The Company and the Stockholders will prevent any trading in the securities of Parent by officers, directors, employees and agents of the Company having knowledge of any material information regarding Parent provided hereunder until the information in question has been publicly disclosed.

            11.16 Confidentiality. The Company and Parent each confirm that they have entered into the Mutual Nondisclosure Agreement and that they are each bound by, and will abide by, the provisions of such Mutual Nondisclosure Agreement (except that Parent will cease to be bound by the Mutual Nondisclosure Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual Nondisclosure Agreement.

            11.17 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize their best efforts to satisfy all the conditions to Closing on or before May 31, 1999.

            11.18 Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered
Section in Article 2, and shall not be deemed to relate to or to qualify any other representation or warranty unless it is reasonably apparent from the information set forth in the Company Disclosure Schedule, that such information qualifies another representation or warranty of the Company in Article 2.

            11.19 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

            11.20 Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Section 10.6 each of the parties to this Agreement hereby irrevocably submits to the jurisdiction of any California state or federal court sitting in the county of Los Angeles in respect of any suit, action or proceeding arising out of or relating to this Agreement and seeking injunctive or equitable relief, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent such party may effectively do so under applicable law, trial by jury and any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          Tekelec


                                          By: /s/ MICHAEL L. MARGOLIS
                                             ----------------------------------
                                          Name: Michael L. Margolis
                                          Title: CEO and President


                                          Eagle Lonestar Corporation


                                          By: /s/ MICHAEL L. MARGOLIS
                                             ----------------------------------
                                          Name: Michael L. Margolis
                                          Title: CEO


                                          IEX Corporation



                                          By: /s/ GARY CROCKET
                                             ----------------------------------
                                          Name: Gary Crocket
                                          Title: CEO

Stockholders:
TEKNEKRON PARTNERS II                     IEX PARTNERS




By: /s/ LESLIE K. WAGNER                  By: /s/ LESLIE K. WAGNER
   --------------------------------          ---------------------------------
Name: Leslie K. Wagner                    Name: Leslie K. Wagner
Title: General Partner                    Title: General Partner


/s/ GARY CROCKETT
-----------------------------------
GARY CROCKETT


/s/ STEPHEN LYNN
-----------------------------------
STEPHEN LYNN

                                  Schedule 1.3

                            Significant Stockholders



Teknekron Partners II
IEX Partners
Gary Crockett
Stephen Lynn
Debra May
David Laizerovich
Jeffrey Kupp
Jerome Ball
Joe Defenderfer
Brad Simmons
Teknekron Corporation

                                  Schedule 2.30

                                    Knowledge



Harvey Wagner
Gary Crockett
Stephen Lynn
Jeffrey Kupp
Thomas Loo

                                  Schedule 8.10

            Parties Required to Enter into Non-Competition Agreements



Teknekron Partners II
IEX Partners
Gary Crockett
Stephen Lynn
Debra May
David Laizerovich
Jeffrey Kupp
Jerome Ball
Joe Defenderfer
Brad Simmons
Teknekron Corporation
Harvey Wagner

                                  Schedule 8.11

        Company Employees Entering into Employment Agreements with Parent



Gary Crockett
Debra May
David Laizerovich
Jeffrey Kupp
Jerome Ball
Joe Defenderfer
Brad Simmons